EXHIBIT 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF MANAGEMENT ON:

  Financial Statements

The management of International Paper Company is responsible for the preparation of the consolidated financial statements in this annual report and for establishing and maintaining adequate internal controls over financial reporting. The consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America considered appropriate in the circumstances to present fairly the Company’s consolidated financial position, results of operations and cash flows on a consistent basis. Management has also prepared the other information in this annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

As can be expected in a complex and dynamic business environment, some financial statement amounts are based on estimates and judgments. Even though estimates and judgments are used, measures have been taken to provide reasonable assurance of the integrity and reliability of the financial information contained in this annual report. We have formed a Disclosure Committee to oversee this process.

The accompanying consolidated financial statements have been audited by the independent registered public accounting firm, Deloitte & Touche LLP. During its audits, Deloitte & Touche LLP was given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders and the board of directors and all committees of the board. Management believes that all representations made to the independent auditors during their audits were valid and appropriate.

Internal Control Over Financial Reporting

The management of International Paper Company is also responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is the process designed by, or under the supervision of, our principal executive officer and principal financial officer, and effected by our Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes. All internal control systems have inherent limitations, including the possibility of circumvention and overriding of controls, and therefore can provide only reasonable assurance of achieving the designed control objectives. The Company’s internal control system is supported by written policies and procedures, contains self-monitoring mechanisms, and is audited by the internal audit function. Appropriate actions are taken by management to correct deficiencies as they are identified.

The Company has assessed the effectiveness of its internal control over financial reporting as of December 31, 2011. In making this assessment, it used the criteria described in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management believes that, as of December 31, 2011, the Company’s internal control over financial reporting was effective.

The Company completed the acquisition of Andhra Pradesh Paper Mills Limited (APPM) in October 2011. Due to the timing of the acquisition we have excluded APPM from our evaluation of the effectiveness of internal control over financial reporting. For the period ended December 31, 2011, APPM net sales and assets represented approximately 0.13% of net sales and 2% of total assets.

The Company’s independent registered public accounting firm, Deloitte & Touche LLP, has issued its report on the effectiveness of the Company’s internal control over financial reporting. The report appears on page 55.

Internal Control Environment And Board Of Directors Oversight

Our internal control environment includes an enterprise-wide attitude of integrity and control consciousness that establishes a positive “tone at the top.” This is exemplified by our ethics program that includes long-standing principles and policies on ethical business conduct that require employees to maintain the highest ethical and legal standards in the conduct of International Paper business, which have been distributed to all employees; a toll-free telephone helpline whereby any employee may anonymously report suspected violations of law or

International Paper’s policy; and an office of ethics and business practice. The internal control system further includes careful selection and training of supervisory and management personnel, appropriate delegation of authority and division of responsibility, dissemination of accounting and business policies throughout International Paper, and an extensive program of internal audits with management follow-up.

The Board of Directors, assisted by the Audit and Finance Committee (Committee), monitors the integrity of the Company’s financial statements and financial reporting procedures, the performance of the Company’s internal audit function and independent auditors, and other matters set forth in its charter. The Committee, which currently consists of five independent directors, meets regularly with representatives of management, and with the independent auditors and the Internal Auditor, with and without management representatives in attendance, to review their activities. The Committee’s Charter takes into account the New York Stock Exchange rules relating to Audit Committees and the SEC rules and regulations promulgated as a result of the Sarbanes-Oxley Act of 2002. The Committee has reviewed and discussed the consolidated financial statements for the year ended December 31, 2011, including critical accounting policies and significant management judgments, with management and the independent auditors. The Committee’s report recommending the inclusion of such financial statements in this Annual Report on Form 10-K will be set forth in our Proxy Statement.

JOHN V. FARACI

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

CAROL L. ROBERTS

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Shareholders of International Paper Company:

We have audited the accompanying consolidated balance sheets of International Paper Company and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of International Paper Company and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the accompanying 2011, 2010 and 2009 financial statements have been retrospectively adjusted for the elimination of the one-quarter lag for the Company’s investment in Ilim Holding S.A.

As discussed in Note 2 to the consolidated financial statements, the accompanying 2011, 2010 and 2009 financial statements have been retrospectively adjusted for the adoption of Accounting Standards Update 2011-05, Presentation of Comprehensive Income.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2012, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Memphis, Tennessee

February 27, 2012

(May 7, 2012 as to Notes 1 and 2)

REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Shareholders of International Paper Company:

We have audited the internal control over financial reporting of International Paper Company and subsidiaries (the “Company”) as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in the Report of Management on Internal Control Over Financial Reporting, management excluded from its assessment the internal control over financial reporting at The Andhra Pradesh Paper Mills Limited (“APPM”) which was acquired on October 14, 2011. APPM constitutes .13% of total net sales and 2% of total assets of the consolidated financial statements as of and for the year ended December 31, 2011. Accordingly our audit did not include internal control over financial reporting at APPM. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2011 of the Company and our report dated February 27, 2012 and May 7, 2012 (as to Notes 1 and 2) expressed an unqualified opinion on those financial statements and financial statement schedules and includes explanatory paragraphs related to the retrospective adjustment for the elimination of the one-quarter lag for the Company’s investment in Ilim Holding S.A and the adoption of Accounting Standards Update 2011-05, Presentation of Comprehensive Income.

Memphis, Tennessee

February 27, 2012

CONSOLIDATED STATEMENT OF OPERATIONS

In millions, except per share amounts, for the years ended December 31	2011	2010	2009
NET SALES	$26,034	$25,179	$23,366
COSTS AND EXPENSES
Cost of products sold (Notes 1 and 4)	18,960	18,482	15,220
Selling and administrative expenses	1,887	1,930	2,031
Depreciation, amortization and cost of timber harvested	1,332	1,456	1,472
Distribution expenses	1,390	1,318	1,175
Taxes other than payroll and income taxes	146	192	188
Restructuring and other charges	102	394	1,353
Net (gains) losses on sales and impairments of businesses	218	(23)	59
Interest expense, net	541	608	669
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY EARNINGS	1,458	822	1,199
Income tax provision (benefit)	311	221	469
Equity earnings (losses), net of taxes	140	111	(26)
EARNINGS (LOSS) FROM CONTINUING OPERATIONS	1,287	712	704
Discontinued operations, net of taxes	49	0	0
NET EARNINGS (LOSS)	1,336	712	704
Less: Net earnings (loss) attributable to noncontrolling interests	14	21	18
NET EARNINGS (LOSS) ATTRIBUTABLE TO INTERNATIONAL PAPER COMPANY	$1,322	$691	$686
BASIC EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO INTERNATIONAL PAPER COMPANY COMMON SHAREHOLDERS
Earnings (loss) from continuing operations	$2.95	$1.61	$1.61
Discontinued operations, net of taxes	0.11	0	0
Net earnings (loss)	$3.06	$1.61	$1.61
DILUTED EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO INTERNATIONAL PAPER COMPANY COMMON SHAREHOLDERS
Earnings (loss) from continuing operations	$2.92	$1.59	$1.61
Discontinued operations, net of taxes	0.11	0	0
Net earnings (loss)	$3.03	$1.59	$1.61
AMOUNTS ATTRIBUTABLE TO INTERNATIONAL PAPER COMPANY COMMON SHAREHOLDERS
Earnings (loss) from continuing operations	$1,273	$691	$686
Discontinued operations, net of taxes	49	0	0
Net earnings (loss)	$1,322	$691	$686

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

In millions for the years ended December 31	2011	2010	2009
Net Earnings (Loss)	$1,336	$712	$704
Other Comprehensive Income, Net of Tax:
Amortization of pension and post-retirement prior service costs and net loss:
U.S. plans (less tax of $88, $73 and $75)	139	114	109
Pension and postretirement liability adjustments:
U.S. plans (less tax of $498, $54 and $259)	(783)	85	351
Non-U.S. plans (less tax of $3, $3 and $3)	(5)	(4)	19
Change in cumulative foreign currency translation adjustment	(492)	69	753
Net gains/losses on cash flow hedging derivatives:
Net gains (losses) arising during the period (less tax of $17, $9 and $17)	(43)	23	40
Reclassification adjustment for (gains) losses included in net earnings (less tax of $8, $4 and $41)	8	(31)	54
Total Other Comprehensive Income, Net of Tax	(1,176)	256	1,326
Comprehensive Income (Loss)	160	968	2,030
Net (earnings) loss attributable to noncontrolling interests	(14)	(21)	(18)
Other comprehensive (income) loss attributable to noncontrolling interests	(4)	(2)	0
Comprehensive Income (Loss) Attributable to International Paper Company	$142	$945	$2,012

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEET

In millions, except per share amounts, at December 31	2011	2010
ASSETS
Current Assets
Cash and temporary investments	$3,994	$2,073
Accounts and notes receivable, less allowances of $126 in 2011 and $129 in 2010	3,486	3,039
Inventories	2,320	2,347
Deferred income tax assets	296	339
Assets of businesses held for sale	196	0
Other current assets	164	230
Total Current Assets	10,456	8,028
Plants, Properties and Equipment, net	11,817	12,002
Forestlands	660	747
Investments	657	1,133
Goodwill	2,346	2,308
Deferred Charges and Other Assets	1,082	1,191
Total Assets	$27,018	$25,409
LIABILITIES AND EQUITY
Current Liabilities
Notes payable and current maturities of long-term debt	$719	$313
Accounts payable	2,500	2,556
Accrued payroll and benefits	467	471
Liabilities of businesses held for sale	43	0
Other accrued liabilities	1,009	1,163
Total Current Liabilities	4,738	4,503
Long-Term Debt	9,189	8,358
Deferred Income Taxes	2,497	2,793
Pension Benefit Obligation	2,375	1,482
Postretirement and Postemployment Benefit Obligation	476	499
Other Liabilities	758	649
Commitments and Contingent Liabilities (Note 10)
Equity
Common stock $1 par value, 2011 – 438.9 shares and 2010 – 438.9 shares	439	439
Paid-in capital	5,908	5,829
Retained earnings	3,355	2,460
Accumulated other comprehensive loss	(3,005)	(1,825)
	6,697	6,903
Less: Common stock held in treasury, at cost, 2011 – 1.9 shares and 2010 – 1.2 shares	52	28
Total Shareholders’ Equity	6,645	6,875
Noncontrolling interests	340	250
Total Equity	6,985	7,125
Total Liabilities and Equity	$27,018	$25,409

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

In millions for the years ended December 31	2011	2010	2009
OPERATING ACTIVITIES
Net earnings attributable to International Paper Company	$1,322	$691	$686
Noncontrolling interests	14	21	18
Discontinued operations, net of taxes and noncontrolling interests	(49)	0	0
Earnings (loss) from continuing operations	1,287	712	704
Depreciation, amortization, and cost of timber harvested	1,332	1,456	1,472
Deferred income tax provision (benefit), net	317	422	160
Restructuring and other charges	102	394	1,353
Pension plan contribution	(300)	(1,150)	0
Cost of forestlands sold	0	143	0
Periodic pension expense, net	195	231	213
Net (gains) losses on sales and impairments of businesses	218	(23)	59
Equity (earnings) losses, net	(140)	(111)	26
Other, net	169	15	189
Changes in current assets and liabilities
Accounts and notes receivable	(128)	(327)	604
Inventories	(56)	(186)	316
Accounts payable and accrued liabilities	(389)	(52)	(321)
Interest payable	6	3	(8)
Other	62	104	(112)
Cash Provided by (Used for) Operations	2,675	1,631	4,655
INVESTMENT ACTIVITIES
Invested in capital projects	(1,159)	(775)	(534)
Acquisitions, net of cash acquired	(379)	(152)	(17)
Proceeds from divestitures	50	0	0
Escrow arrangement	(25)	0	0
Other	26	93	(42)
Cash Provided by (Used for) Investment Activities	(1,487)	(834)	(593)
FINANCING ACTIVITIES
Repurchase of common stock and payments of restricted stock tax withholding	(30)	(26)	(10)
Issuance of debt	1,766	193	3,229
Reduction of debt	(517)	(576)	(6,318)
Change in book overdrafts	(29)	38	20
Dividends paid	(427)	(175)	(140)
Other	(21)	(42)	(157)
Cash Provided by (Used for) Financing Activities	742	(588)	(3,376)
Effect of Exchange Rate Changes on Cash	(9)	(28)	62
Change in Cash and Temporary Investments	1,921	181	748
Cash and Temporary Investments
Beginning of the period	2,073	1,892	1,144
End of the period	$3,994	$2,073	$1,892

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

In millions	Common Stock Issued	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total International Paper Shareholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE, JANUARY 1, 2009	$434	$5,845	$1,404	$(3,405)	$218	$4,060	$232	$4,292
Issuance of stock for various plans, net	3	(42)	0	0	(139)	100	0	100
Repurchase of stock	0	0	0	0	10	(10)	0	(10)
Cash dividends – Common Stock	0	0	(144)	0	0	(144)	0	(144)
Dividends paid to noncontrolling interests by subsidiary	0	0	0	0	0	0	(17)	(17)
Noncontrolling interests of acquired entities	0	0	0	0	0	0	(1)	(1)
Comprehensive income (loss)	0	0	686	1,326	0	2,012	18	2,030
BALANCE, DECEMBER 31, 2009	437	5,803	1,946	(2,079)	89	6,018	232	6,250
Issuance of stock for various plans, net	2	38	0	0	(87)	127	0	127
Repurchase of stock	0	0	0	0	26	(26)	0	(26)
Cash dividends – Common Stock	0	0	(177)	0	0	(177)	0	(177)
Dividends paid to noncontrolling interests by subsidiary	0	0	0	0	0	0	(6)	(6)
Noncontrolling interests of acquired entities	0	0	0	0	0	0	9	9
Acquisition of noncontrolling interests	0	(12)	0	0	0	(12)	(8)	(20)
Comprehensive income (loss)	0	0	691	254	0	945	23	968
BALANCE, DECEMBER 31, 2010	439	5,829	2,460	(1,825)	28	6,875	250	7,125
Issuance of stock for various plans, net	0	79	0	0	(6)	85	0	85
Repurchase of stock	0	0	0	0	30	(30)	0	(30)
Cash dividends – Common Stock	0	0	(427)	0	0	(427)	0	(427)
Dividends paid to noncontrolling interests by subsidiary	0	0	0	0	0	0	(5)	(5)
Noncontrolling interests of acquired entities	0	0	0	0	0	0	37	37
Acquisition of noncontrolling interests	0	0	0	0	0	0	40	40
Comprehensive income (loss)	0	0	1,322	(1,180)	0	142	18	160
BALANCE, DECEMBER 31, 2011	$439	$5,908	$3,355	$(3,005)	$52	$6,645	$340	$6,985

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

International Paper (the Company) is a global paper and packaging company that is complemented by an extensive North American merchant distribution system, with primary markets and manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Substantially all of our businesses have experienced, and are likely to continue to experience, cycles relating to available industry capacity and general economic conditions.

FINANCIAL STATEMENTS

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States that require the use of management’s estimates. Actual results could differ from management’s estimates.

CONSOLIDATION

The consolidated financial statements include the accounts of International Paper and its wholly-owned, controlled majority-owned and financially controlled subsidiaries. All significant intercompany balances and transactions are eliminated.

International Paper accounts for its investment in Ilim Holding S.A. (Ilim), a separate reportable industry segment, using the equity method of accounting. Prior to 2012, due to the complex organizational structure of Ilim’s operations, and the extended time required to prepare consolidated financial information in accordance with accounting principles generally accepted in the United States, the Company reported its share of Ilim’s operating results on a one-quarter lag basis. The Company determined that the elimination of the one-quarter lag was preferable because the same period-end reporting date improves overall financial reporting as the impact of current events, economic conditions and global trends are consistently reflected in the financial statements. Beginning January 1, 2012, the Company has applied this change in accounting principle retrospectively to all prior financial periods presented.

The elimination of the one-quarter reporting lag for Ilim had the following impact:

Consolidated Statement of Operations
In millions	2011	2010	2009
Equity earnings (loss)	$(19)	$47	$23
Earnings (loss) from continuing operations	(19)	47	23
Net earnings (loss) attributable to International Paper Company	(19)	47	23
Basic earnings (loss) per share from continuing operations	(0.04)	0.11	0.05
Basic net earnings (loss) per share	(0.04)	0.11	0.05
Diluted earnings (loss) per share from continuing operations	(0.04)	0.11	0.06
Diluted net earnings (loss) per share	(0.04)	0.11	0.06

Consolidated Balance Sheet
In millions	2011	2010
Investments	$25	$(41)
Retained earnings	25	44
Accumulated other comprehensive income	0	3

In addition, Retained earnings at January 1, 2009 decreased by $26 million as a result of the elimination of the one-quarter reporting lag for Ilim.

Investments in affiliated companies where the Company has significant influence over their operations are accounted for by the equity method. International Paper’s share of affiliates’ results of operations totaled earnings of $140 million, earnings of $111 million and a loss of $26 million in 2011, 2010 and 2009, respectively.

REVENUE RECOGNITION

Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership. Revenue is recorded at the time of shipment for terms designated f.o.b. (free on board) shipping point. For sales transactions designated f.o.b. destination, revenue is recorded when the product is delivered to the customer’s delivery site, when title and risk of loss are transferred. Timber and forestland sales revenue is generally recognized when title and risk of loss pass to the buyer.

ALTERNATIVE FUEL MIXTURE CREDITS – COST OF PRODUCTS SOLD

The U.S. Internal Revenue Code provided a tax credit for companies that use alternative fuel mixtures to produce energy to operate their businesses. As these credits represent a reduction of energy costs at the Company’s U.S. manufacturing facilities, the credits are included as a reduction of Cost of products sold in 2009 in the accompanying consolidated statement of operations. See the Alternative Fuel Mixture Credits discussion in Note 4 for a further discussion of these credits.

SHIPPING AND HANDLING COSTS

Shipping and handling costs, such as freight to our customers’ destinations, are included in distribution expenses in the consolidated statement of operations. When shipping and handling costs are included in the sales price charged for our products, they are recognized in net sales.

ANNUAL MAINTENANCE COSTS

Costs for repair and maintenance activities are expensed in the month that the related activity is performed under the direct expense method of accounting.

TEMPORARY INVESTMENTS

Temporary investments with an original maturity of three months or less are treated as cash equivalents and are stated at cost, which approximates market.

INVENTORIES

Inventories are valued at the lower of cost or market and include all costs directly associated with manufacturing products: materials, labor and manufacturing overhead. In the United States, costs of raw materials and finished pulp and paper products are generally determined using the last-in, first-out method. Other inventories are valued using the first-in, first-out or average cost methods.

PLANTS, PROPERTIES AND EQUIPMENT

Plants, properties and equipment are stated at cost, less accumulated depreciation. Expenditures for betterments are capitalized, whereas normal repairs and maintenance are expensed as incurred. The units-of-production method of depreciation is used for major pulp and paper mills, and the straight-line method is used for other plants and equipment. Annual straight-line depreciation rates are, for buildings — 2 1/2% to 8 1/2%, and for machinery and equipment — 5% to 33%.

FORESTLANDS

At December 31, 2011, International Paper and its subsidiaries owned or managed approximately

325,000 acres of forestlands in Brazil, and through licenses and forest management agreements, had harvesting rights on government-owned forestlands in Russia. Costs attributable to timber are charged against income as trees are cut. The rate charged is determined annually based on the relationship of incurred costs to estimated current merchantable volume.

GOODWILL

Goodwill relating to a single business reporting unit is included as an asset of the applicable segment, while goodwill arising from major acquisitions that involve multiple business segments is classified as a corporate asset for segment reporting purposes. For goodwill impairment testing, this goodwill is allocated to reporting units. Annual testing for possible goodwill impairment is performed as of the beginning of the fourth quarter of each year, with additional interim testing performed when management believes that it is more likely than not events or circumstances have occurred that would result in the impairment of a reporting unit’s goodwill.

In performing this testing, the Company estimates the fair value of its reporting units using the projected future cash flows to be generated by each unit over the estimated remaining useful operating lives of the unit’s assets, discounted using the estimated cost of capital for each reporting unit. These estimated fair values are then analyzed for reasonableness by comparing them to historic market transactions for businesses in the industry, and by comparing the sum of the reporting unit fair values and other corporate assets and liabilities divided by diluted common shares outstanding to the Company’s traded stock price on the testing date. For reporting units whose recorded value of net assets plus goodwill is in excess of their estimated fair values, the fair values of the individual assets and liabilities of the respective reporting units are then determined to calculate the amount of any goodwill impairment charge required. See Note 8 for further discussion.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, measured by comparing their net book value to the undiscounted projected future cash flows generated by their use. Impaired assets are recorded at their estimated fair value. See Note 6 for further discussion.

INCOME TAXES

International Paper uses the asset and liability method of accounting for income taxes whereby deferred income taxes are recorded for the future tax consequences attributable to differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are remeasured to reflect new tax rates in the periods rate changes are enacted.

International Paper records its worldwide tax provision based on the respective tax rules and regulations for the jurisdictions in which it operates. Where the Company believes that a tax position is supportable for income tax purposes, the item is included in its income tax returns. Where treatment of a position is uncertain, liabilities are recorded based upon the Company’s evaluation of the “more likely than not” outcome considering the technical merits of the position based on specific tax regulations and the facts of each matter. Changes to recorded liabilities are made only when an identifiable event occurs that changes the likely outcome, such as settlement with the relevant tax authority, the expiration of statutes of limitation for the subject tax year, a change in tax laws, or a recent court case that addresses the matter.

While the judgments and estimates made by the Company are based on management’s evaluation of the technical merits of a matter, assisted as necessary by consultation with outside consultants, historical experience and other assumptions that management believes are appropriate and reasonable under current circumstances, actual resolution of these matters may differ from recorded estimated amounts, resulting in charges or credits that could materially affect future financial statements.

STOCK-BASED COMPENSATION

Compensation costs resulting from all stock-based compensation transactions are measured and recorded in the consolidated financial statements based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards are remeasured each reporting period. Compensation cost is recognized over the period that an employee provides service in exchange for the award.

ENVIRONMENTAL REMEDIATION COSTS

Costs associated with environmental remediation obligations are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are discounted to their present value when the amount and timing of expected cash payments are reliably determinable.

ASSET RETIREMENT OBLIGATIONS

A liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists and the liability can be reasonably estimated. The liability is accreted over time and the asset is depreciated over the life of the related equipment or facility. International Paper’s asset retirement obligations principally relate to closure costs for landfills. Revisions to the liability could occur due to changes in the estimated costs or timing of closures, or possible new federal or state regulations affecting these closures.

In connection with potential future closures or redesigns of certain production facilities, it is possible that the Company may be required to take steps to remove certain materials from these facilities. Applicable regulations and standards provide that the removal of certain materials would only be required if the facility were to be demolished or underwent major renovations. At this time, any such obligations have an indeterminate settlement date, and the Company believes that adequate information does not exist to apply an expected-present-value technique to estimate any such potential obligations. Accordingly, the Company does not record a liability for such remediation until a decision is made that allows reasonable estimation of the timing of such remediation.

TRANSLATION OF FINANCIAL STATEMENTS

Balance sheets of international operations are translated into U.S. dollars at year-end exchange rates, while statements of operations are translated at average rates. Adjustments resulting from financial statement translations are included as cumulative translation adjustments in Accumulated other comprehensive loss.

NOTE 2 RECENT ACCOUNTING DEVELOPMENTS

Other than as described below, no new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the consolidated financial statements.

INTANGIBLES – GOODWILL AND OTHER

In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-08, “Intangibles – Goodwill and Other.” This guidance provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company adopted the provisions of this guidance in January 2012.

COMPREHENSIVE INCOME

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income,” which revises the manner in which entities should present comprehensive income in their financial statements. The new guidance requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company has retrospectively applied the provisions of this standard in the preparation of the accompanying consolidated financial statements.

In December 2011, the FASB issued ASU 2011-12, “Presentation of Comprehensive Income,” which defers certain provisions of ASU 2011-05 that require entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented (for both interim and annual financial statements). This requirement is indefinitely deferred by ASU 2011-12 and will be further deliberated by the FASB at a future date. The Company does not anticipate that the adoption of the remaining requirements of this guidance will have a material effect on its consolidated financial statements.

FAIR VALUE MEASUREMENTS

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements,” which further amends ASC 820 to add new disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. This new guidance also clarifies the level of disaggregation, inputs and valuation techniques used to measure fair value and amends guidance under ASC 715 related to employers’ disclosures about postretirement benefit plan assets to require that disclosures be provided by classes of assets instead of by major categories of assets. This guidance was effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the separate disclosure about Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which was effective for the first reporting period beginning after December 15, 2010. The application of the requirements of this guidance did not have a material effect on the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop converged guidance on how to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP; however, it expands existing disclosure requirements for fair value measurements and makes other amendments, many of which eliminate unnecessary wording differences between U.S. GAAP and IFRS. This ASU is effective for interim and annual periods beginning after December 15, 2011. The Company is currently evaluating the effects that this guidance will have on its consolidated financial statements.

NOTE 3 EARNINGS PER SHARE ATTRIBUTABLE TO INTERNATIONAL PAPER COMPANY COMMON SHAREHOLDERS

Basic earnings per common share from continuing operations is computed by dividing earnings from continuing operations by the weighted average number of common shares outstanding. Diluted earnings per common share from continuing operations is computed assuming that all potentially dilutive securities, including “in-the-money” stock options, were converted into common shares at the beginning of each year. In addition, the computation of diluted earnings per share reflects the inclusion of contingently convertible securities in periods when dilutive.

A reconciliation of the amounts included in the computation of basic earnings per common share from continuing operations, and diluted earnings per common share from continuing operations is as follows:

In millions, except per share amounts	2011	2010	2009
Earnings (loss) from continuing operations	$1,273	$691	$686
Effect of dilutive securities (a)	0	0	0
Earnings (loss) from continuing operations – assuming dilution	$1,273	$691	$686
Average common shares outstanding	432.2	429.8	425.3
Effect of dilutive securities (a):
Restricted performance share plan	4.8	4.4	2.7
Stock options (b)	0	0	0
Average common shares outstanding – assuming dilution	437.0	434.2	428.0
Basic earnings (loss) per common share from continuing operations	$2.95	$1.61	$1.61
Diluted earnings (loss) per common share from continuing operations	$2.92	$1.59	$1.61

(a)	Securities are not included in the table in periods when antidilutive.
(b)

Options to purchase 15.6 million, 18.2 million and 22.2 million shares for the years ended December 31, 2011, 2010 and 2009, respectively, were not included in the computation of diluted common shares outstanding because their exercise price exceeded the average market price of the Company’s common stock for each respective reporting date.

NOTE 4 RESTRUCTURING CHARGES AND OTHER ITEMS

RESTRUCTURING AND OTHER CHARGES

2011: During 2011, total restructuring and other charges of $102 million before taxes ($66 million after taxes) were recorded. These charges included:

In millions	Before-Tax Charges	After-Tax Charges
xpedx restructuring (a)	$49	$34
Early debt extinguishment costs (see Notes 12 and 13)	32	19
Temple-Inland merger agreement	20	12
APPM acquisition	18	12
Franklin, Virginia mill – closure costs (b)	(24)	(15)
Other	7	4
Total	$102	$66

(a)	Includes pre-tax charges of $19 million for severance.
(b)	Includes a pre-tax credit of $21 million related to the reversal of an environmental reserve.

Included in the $102 million of organizational restructuring and other charges is $25 million of severance charges.

The following table presents a rollforward of the severance and other costs for approximately 629 employees included in the 2011 restructuring charges:

In millions	Severance and Other
Opening balance (recorded first quarter 2011)	$7
Additions and adjustments	18
Cash charges in 2011	(16)
Balance, December 31, 2011	$9

As of December 31, 2011, 454 employees had left the Company under these programs.

2010: During 2010, total restructuring and other charges of $394 million before taxes ($242 million after taxes) were recorded. These charges included:

In millions	Before-Tax Charges	After-Tax Charges
Franklin, Virginia mill – closure costs (a)	$315	$192
Early debt extinguishment costs (see Notes 12 and 13)	35	21
Write-off of Ohio Commercial Activity tax receivable	11	7
Shorewood Packaging reorganization	8	5
Bellevue, Washington container facility – closure costs	7	4
S&A reduction initiative	6	4
Other	12	9
Total	$394	$242

(a)	Includes pre-tax charges of $236 million for accelerated depreciation, $36 million for environmental closure costs and $30 million for severance.

Included in the $394 million of organizational restructuring and other charges is $46 million of severance charges.

The following table presents a rollforward of the severance and other costs for approximately 1,650 employees included in the 2010 restructuring charges:

In millions	Severance and Other
Opening balance (recorded first quarter 2010)	$20
Additions and adjustments	26
Cash charges in 2010	(32)
Cash charges in 2011	(8)
Balance, December 31, 2011	$6

As of December 31, 2011, 1,618 employees had left the Company under these programs.

2009: During 2009, total restructuring and other charges of $1.4 billion before taxes ($853 million after taxes) were recorded. These charges included:

In millions	Before-Tax Charges	After-Tax Charges
Albany, Oregon containerboard mill – closure costs (a)	$469	$286
Franklin, Virginia paper mill and associated operations – closure costs (b)	290	177
Early debt extinguishment costs (see Notes 12 and 13)	185	113
2008 overhead reduction program – severance and benefits	148	92
Pineville, Louisiana containerboard mill – closure costs (c)	102	62
Valliant, Oklahoma containerboard mill – paper machine shutdown costs (d)	82	50
Etienne mill – severance and other costs (e)	31	31
Inverurie mill – closure costs (f)	23	28
Other	23	14
Total	$1,353	$853

(a)	Includes pre-tax charges of $438 million for accelerated depreciation and other non cash charges, $21 million for severance and benefit costs and $9 million for environmental reserves.
(b)	Includes pre-tax charges of $258 million for accelerated depreciation and other noncash charges and $30 million for severance.
(c)	Includes pre-tax charges of $82 million for accelerated depreciation and other noncash charges, $9 million for severance and $10 million for environmental reserves.
(d)	Includes pre-tax charges of $81 million for accelerated depreciation and other noncash charges.
(e)	Includes pre-tax charges of $19 million for severance.
(f)	Includes pre-tax charges of $17 million for severance.

Included in the $1.4 billion of organizational restructuring and other charges is $166 million of severance charges and $85 million of related benefits for approximately 3,175 employees. As of December 31, 2010, all of these employees had been terminated.

The following table presents a rollforward of the severance and other costs included in the 2009 restructuring charges:

In millions	Severance and Other
Opening balance (recorded first quarter 2009)	$74
Additions and adjustments	177
Cash charges in 2009	(82)
Pension and postretirement termination benefits	(85)
Cash charges in 2010	(84)
Balance, December 31, 2010	$0

ALTERNATIVE FUEL MIXTURE CREDITS

The U.S. Internal Revenue Code provided a tax credit for companies that use alternative fuel mixtures to produce energy to operate their businesses. The credit, equal to $0.50 per gallon of alternative fuel contained in the mixture, is refundable to the taxpayer. In January 2009, the Company received notification that its application to be registered as an alternative fuel mixer had been approved. For the year ended December 31, 2009, the Company filed claims for alternative fuel mixture credits covering eligible periods subsequent to November 2008 through October 25, 2009 totaling approximately $1.7 billion, all of which had been received in cash at December 31, 2009. Additionally, the Company had recorded $379 million of alternative fuel mixture credits as a reduction of income taxes payable at December 31, 2009. Accordingly, the accompanying consolidated statement of operations includes credits of approximately $2.1 billion for the year ended December 31, 2009 in Cost of products sold ($1.4 billion after taxes), representing eligible alternative fuel mixture credits earned through December 31, 2009, when the credit expired.

CELLULOSIC BIO-FUEL TAX CREDIT

In a memorandum dated June 28, 2010, the IRS concluded that black liquor would qualify for the cellulosic bio-fuel tax credit of $1.01 per gallon produced in 2009. On October 15, 2010, the IRS ruled that companies may qualify in the same year for the $0.50 per gallon alternative fuel mixture credit and the $1.01 cellulosic bio-fuel tax credit for 2009, but not for the same gallons of fuel produced and consumed. To the extent a taxpayer changes its position and uses the $1.01 credit, it must re-pay the refunds they received as alternative fuel mixture credits attributable to the gallons converted to the cellulosic bio-fuel credit. The repayment of this refund must include interest.

One important difference between the two credits is that the $1.01 credit must be credited against a company’s Federal taxable liability, and the credit may be carried forward through 2015. In contrast, the $0.50 credit is refundable in cash. Also, the cellulosic bio-fuel credit is required to be included in Federal taxable income.

The Company filed an application with the IRS on November 18, 2010, to receive the required registration code to become a registered cellulosic bio-fuel producer. The Company received its registration code on February 28, 2011.

The Company has evaluated the optimal use of the two credits with respect to gallons produced in 2009. Considerations include uncertainty around future Federal taxable income, the taxability of the alternative fuel mixture credit, future liquidity and uses of cash such as, but not limited to, acquisitions, debt repayments and voluntary pension contributions versus repayment of alternative fuel mixture credits with interest. At the present time, the Company does not intend to convert any gallons under the alternative fuel mixture credit to gallons under the cellulosic bio-fuel credit. On July 19, 2011 the Company filed an amended 2009 tax return claiming alternative fuel mixture tax credits as non-taxable income. If that amended position is not upheld, the Company will re-evaluate its position with regard to alternative fuel mixture gallons produced in 2009.

During 2009, the Company produced 64 million gallons of black liquor that were not eligible for the alternative fuel mixture credit. The Company claimed these gallons for the cellulosic bio-fuel credit by amending the Company’s 2009 tax return. The impact of this amendment was included in the Company’s 2010 fourth quarter Income tax provision (benefit), resulting in a $40 million net credit to tax expense.

As is the case with other tax credits, taxpayer claims are subject to possible future review by the IRS which has the authority to propose adjustments to the amounts claimed, or credits received.

NOTE 5 ACQUISITIONS AND JOINT VENTURES

ACQUISITIONS

2011: On February 13, 2012, upon regulatory approval, International Paper completed the previously announced acquisition of Temple-Inland. International Paper acquired all of the outstanding common stock of Temple-Inland for $32.00 per share in cash and assumed approximately $700 million of Temple-Inland’s debt. The total transaction is valued at approximately $4.5 billion. As a condition to allowing the transaction to proceed, the Antitrust Division of the U.S. Department of Justice entered into an agreement with the Company that requires us to divest three containerboard mills, with approximately 970,000 tons of aggregate containerboard capacity, within four months of closing (with the possibility of two 30-day extensions).

International Paper will account for the acquisition under ASC 805, “Business Combinations” and Temple-Inland’s results of operations will be included in International Paper’s consolidated financial statements beginning with the date of acquisition. Given the date of the acquisition, the Company has not completed the valuation of assets acquired or liabilities assumed. The Company anticipates providing a preliminary purchase price allocation and a qualitative description of factors that make up goodwill to be recognized in our Form 10-Q to be filed on or before May 10, 2012.

The following unaudited pro forma information for the years ended December 31, 2011, 2010 and 2009 represents the results of operations of International Paper as if the Temple-Inland acquisition had occurred on January 1, 2009. This information is based on historical results of operations, adjusted for certain estimated acquisition accounting adjustments and does not purport to represent International Paper’s actual results of operations as if the transaction described above would have occurred on January 1, 2009, nor is it necessarily indicative of future results.

In millions at December 31	2011	2010	2009
Net sales	$29,946	$28,921	$26,891
Earnings (loss) from continuing operations (1)	1,158	696	684
Net earnings (loss) (1)	1,207	696	684
Diluted earnings (loss) from continuing operations per common share (1)	2.65	1.60	1.60
Diluted net earnings (loss) per common share (1)	2.76	1.60	1.60

(1)	Attributable to International Paper Company common shareholders.

On October 14, 2011, International Paper completed the acquisition of a 75% stake in Andhra Pradesh Paper Mills Limited (APPM). The Company purchased 53.5% of APPM for a purchase price of $226 million in cash plus assumed debt from private investors. These sellers also entered into a covenant not to compete for which they received a cash payment of $58 million. The Company also pur-

chased a 21.5% stake of APPM in a public tender offer completed on October 8, 2011 for $105 million in cash. International Paper recognized an unfavorable currency transaction loss of $9 million due to strengthening of the dollar against the Indian Rupee prior to the closing date, resulting from cash balances deposited in Indian Rupee denominated escrow accounts.

International Paper has appealed a direction from the Securities and Exchange Board of India (SEBI) that International Paper pay to the tendering shareholders the same non-compete payment that was paid to the previous controlling shareholders. The appeal is still pending, and International Paper has deposited approximately $25 million into an escrow account to fund the additional non-compete payments in the event SEBI’s direction is upheld. The November 2011 appeal disclosed in the third quarter was delayed on several occasions and the hearing on the appeal has been extended indefinitely pending the appointment of a presiding officer on the Indian Securities Appellate Tribunal.

The following table summarizes the preliminary allocation of the purchase price to the fair value of assets and liabilities acquired as of October 14, 2011.

In millions
Cash and temporary investments	$3
Accounts and notes receivable, net	7
Inventory	43
Other current assets	13
Plants, properties and equipment, net	352
Goodwill	117
Deferred tax asset	4
Other intangible assets	91
Other long-term assets	1
Total assets acquired	631
Accounts payable and accrued liabilities	67
Long-term debt	47
Other liabilities	11
Deferred tax liability	90
Total liabilities assumed	215
Noncontrolling interest	37
Net assets acquired	$379

The purchase price allocation is expected to be finalized once the matter regarding the tending shareholder non-compete appeal is resolved.

The identifiable intangible assets acquired in connection with the APPM acquisition included the following:

In millions	Estimated Fair Value	Average Remaining Useful Life
Asset Class:		(at acquisition date	)
Non-compete agreement	$58	6 years
Tradename	20	Indefinite
Fuel supply agreements	5	2 years
Power purchase arrangements	5	5 years
Wholesale distribution network	3	18 years
Total	$91

Pro forma information related to the acquisition of APPM has not been included as it does not have a material effect on the Company’s consolidated results of operations.

2010: On June 30, 2010, International Paper completed the acquisition of SCA Packaging Asia (SCA) for a preliminary purchase price of $202 million, including $168 million in cash plus assumed debt of $34 million. The SCA packaging business in Asia consists of 13 corrugated box plants and two specialty packaging facilities, which are primarily in China, along with locations in Singapore, Malaysia and Indonesia. SCA’s results of operations are included in the consolidated financial statements from the date of acquisition on June 30, 2010.

The following table summarizes the final allocation of the purchase price to the fair value of assets and liabilities acquired as of June 30, 2010.

In millions
Cash and temporary investments	$19
Accounts and notes receivable, net	70
Inventory	24
Other current assets	2
Plants, properties and equipment, net	103
Goodwill	30
Other intangible assets	38
Total assets acquired	286
Accounts payable and accrued liabilities	66
Deferred tax liability	7
Other liabilities	3
Total liabilities assumed	76
Noncontrolling interest	8
Net assets acquired	$202

The identifiable intangible assets acquired in connection with the SCA acquisition included the following:

In millions	Estimated Fair Value	Average Remaining Useful Life
Asset Class:		(at acquisition date	)
Land-use rights	$29	39 years
Customer relationships	9	16 years
Total	$38

Pro forma information related to the acquisition of SCA Packaging Asia has not been included as it does not have a material effect on the Company’s consolidated results of operations.

JOINT VENTURES

On April 15, 2011, International Paper and Sun Paper Industry Co. Ltd. entered into a Cooperative Joint Venture agreement to establish Shandong IP & Sun Food Packaging Co., Ltd. in China. During December 2011, the business license was obtained and International Paper contributed $55 million in cash for a 55% interest in the joint venture and Sun Paper Industry Co. Ltd. contributed land-use rights valued at approximately $33 million, representing a 45% interest. The purpose of the joint venture is to build and operate a new production line to manufacture coated paperboard for food packaging with a designed annual production capacity of 400,000 tons. The financial position and results of operations of this joint venture have been included in International Paper’s consolidated financial statements from the date of formation in December 2011.

Additionally, during 2011 the Company recorded a gain of $7 million (before and after taxes) related to a bargain purchase price adjustment on an acquisition by our joint venture in Turkey. This gain is included in equity earnings (losses), net of taxes in the accompanying consolidated statement of operations.

NOTE 6 BUSINESSES HELD FOR SALE, DIVESTITURES AND IMPAIRMENTS

DISCONTINUED OPERATIONS

2011: The sale of the Company’s Kraft Papers business that closed in January 2007 contained an earnout provision that could have required KapStone to make an additional payment to International Paper in 2012. Based on the results through the first four years of the earnout period, KapStone concluded that the threshold would be attained and the full earnout payment would be due to International Paper in 2012. On January 3, 2011, International Paper signed an agreement with KapStone to allow KapStone to pay the Company on January 4, 2011, the discounted amount of $50 million before taxes ($30 million after taxes) that otherwise would have been owed in full under the agreement in 2012. This amount has been included in Discontinued operations, net of taxes in the accompanying consolidated statement of operations.

In the third quarter of 2006, the Company completed the sale of its Brazilian Coated Papers business and restated its financial statements to reflect this business as a discontinued operation. Included in the results for this business in 2005 and 2006 were local country tax contingency reserves for which the related statute of limitations has now expired. A $15 million tax benefit for the reversal of these reserves plus associated interest income of $6 million ($4 million after taxes) was recorded in March 2011, and is included in Discontinued operations, net of taxes in the accompanying consolidated statement of operations.

OTHER DIVESTITURES AND IMPAIRMENTS

2011: On August 22, 2011, International Paper announced that it had signed an agreement to sell its Shorewood business to Atlas Holdings, pending regulatory approval and other customary closing conditions. As a result, during 2011, net pre-tax charges of $207 million (after a $246 million tax benefit and a gain of $8 million related to a noncontrolling interest, a net gain of $47 million) were recorded to reduce the carrying value of the Shorewood business to fair market value. As part of the transaction, International Paper will retain a minority interest of approximately 40% in the newly combined AGI-Shorewood business outside the U.S. Since the interest retained represents significant continuing involvement in the operations of the business, the operating results of the Shorewood business have been included in continuing operations in the accompanying consolidated statement of operations instead of Discontinued operations. The sale of the U.S. portion of the Shorewood business to Atlas Holdings closed on December 31, 2011. The sale of the remainder of the Shorewood business occurred during January 2012. The assets of the remainder of the Shorewood business, totaling $196 million at December 31, 2011, are included in Assets of businesses held for sale in current assets in the accompanying consolidated balance sheet. The liabilities of the remainder of the Shorewood business totaling $43 million at December 31, 2011 are included in Liabilities of businesses held for sale in current liabilities in the accompanying consolidated balance sheet. Additionally, approximately $33 million of currency translation adjustment was reflected in OCI related to the remainder of the Shorewood business at December 31, 2011.

Also during 2011, the Company recorded charges totaling $11 million (before and after taxes) to further write down the long-lived assets of its Inverurie, Scotland mill to their estimated fair value.

The net 2011 loss totaling $218 million related to other divestitures and impairments is included in Net (gains) losses on sales and impairments of businesses in the accompanying consolidated statement of operations.

2010: During 2010, the Company recorded a pre-tax gain of $25 million ($15 million after taxes) as a result of the partial redemption of the 10% interest the Company retained in its Arizona Chemical business after the sale of the business in 2006. The Company received $37 million in cash from the redemption of this interest.

The net 2010 gain totaling $23 million related to other divestitures and impairments is included in Net (gains) losses on sales and impairments of businesses in the accompanying consolidated statement of operations.

2009: During 2009, based on a strategic plan update of projected future operating results of the Company’s Etienne mill in France, a determination was made that the current book value of the mill’s long-lived assets exceeded their estimated fair value, calculated using the probability-weighted present value of projected future cash flows. As a result, a $56 million charge, before and after taxes, was recorded in the Company’s Industrial Packaging industry segment to write down the long-lived assets of the mill to their estimated fair value. The Etienne mill was closed at the end of November 2009.

The net 2009 loss totaling $59 million related to other divestitures and impairments is included in Net (gains) losses on sales and impairments of businesses in the accompanying consolidated statement of operations.

NOTE 7 SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION

TEMPORARY INVESTMENTS

In millions at December 31	2011	2010
Temporary Investments	$2,904	$1,752

ACCOUNTS AND NOTES RECEIVABLE

Accounts and notes receivable, net of allowances, by classification were:

In millions at December 31	2011	2010
Accounts and notes receivable:
Trade	$3,039	$2,854
Other	447	185
Total	$3,486	$3,039

INVENTORIES

In millions at December 31	2011	2010
Raw materials	$368	$419
Finished pulp, paper and packaging products	1,503	1,505
Operating supplies	390	364
Other	59	59
Inventories	$2,320	$2,347

The last-in, first-out inventory method is used to value most of International Paper’s U.S. inventories. Approximately 70% of total raw materials and finished products inventories were valued using this method. If the first-in, first-out method had been used, it would have increased total inventory balances by approximately $350 million and $334 million at December 31, 2011 and 2010, respectively.

PLANTS, PROPERTIES AND EQUIPMENT

In millions at December 31	2011	2010
Pulp, paper and packaging facilities
Mills	$22,494	$22,935
Packaging plants	6,358	6,534
Other plants, properties and equipment	1,556	1,524
Gross cost	30,408	30,993
Less: Accumulated depreciation	18,591	18,991
Plants, properties and equipment, net	$11,817	$12,002

In millions	2011	2010	2009
Depreciation expense	$1,263	$1,396	$1,416

INTEREST

Cash payments related to interest were as follows:

In millions	2011	2010	2009
Interest payments	$629	$657	$656

Amounts related to interest were as follows:

In millions	2011	2010	2009
Interest expense (a)	$596	$643	$702
Interest income (a)	55	35	33
Capitalized interest costs	22	14	12

(a)

Interest expense and interest income exclude approximately $49 million, $44 million and $117 million in 2011, 2010 and 2009, respectively, related to investments in and borrowings from variable interest entities for which the Company has a legal right of offset (see Note 11).

SALE OF FORESTLANDS

On September 23, 2010, the Company finalized the sale of 163,000 acres of properties located in the southeastern United States to an affiliate of Rock Creek Capital (the Partnership) for $199 million, resulting in a $50 million pre-tax gain ($31 million after taxes), after expenses. Cash of $160 million was received at closing, with the balance of $39 million, plus interest, to be received no later than three years from closing. In addition, the Company has retained a 20% profit interest in the Partnership. The gain on this sale is included in Cost of products sold in the accompanying consolidated statement of operations.

NOTE 8 GOODWILL AND OTHER INTANGIBLES

GOODWILL

The following tables present changes in the goodwill balances as allocated to each business segment for the years ended December 31, 2011 and 2010:

In millions	Industrial Packaging		Printing Papers	Consumer Packaging	Distribution	Total
Balance as of January 1, 2011
Goodwill	$1,151		$2,418	$1,768	$400	$5,737
Accumulated impairment losses (a)	0		(1,765)	(1,664)	0	(3,429)
	$1,151		$653	$104	$400	$2,308
Reclassifications and other (b)	(1)		(67)	5	0	(63)
Additions/reductions	7	(c)	88 (d)	6 (e)	0	101
Balance as of December 31, 2011
Goodwill	1,157		2,439	1,779	400	5,775
Accumulated impairment losses (a)	0		(1,765)	(1,664)	0	(3,429)
Total	$1,157		$674	$115	$400	$2,346

(a)	Represents accumulated goodwill impairment charges since the adoption of ASC 350, “Intangibles – Goodwill and Other” in 2002.
(b)	Represents the effects of foreign currency translations and reclassifications.
(c)	Represents purchase price adjustments related to the finalization of the SCA Packaging Asia acquisition.
(d)

Reflects an increase related to the acquisition of Andhra Pradesh Paper Mills in India partially offset by a reduction from tax benefits generated by the deduction of goodwill amortization for tax purposes in Brazil.

(e)	Represents the joint venture between IP Asia and Sun Paper Industry Co, Ltd.

In millions	Industrial Packaging		Printing Papers		Consumer Packaging	Distribution	Total
Balance as of January 1, 2010
Goodwill	$1,131		$2,423		$1,765	$400	$5,719
Accumulated impairment losses (a)	0		(1,765)		(1,664)	0	(3,429)
	$1,131		$658		$101	$400	$2,290
Reclassifications and other (b)	(3)		22		3	0	22
Additions/reductions	23	(c)	(27	)(d)	0	0	(4)
Balance as of December 31, 2010
Goodwill	1,151		2,418		1,768	400	5,737
Accumulated impairment losses (a)	0		(1,765)		(1,664)	0	(3,429)
Total	$1,151		$653		$104	$400	$2,308

(a)	Represents accumulated goodwill impairment charges since the adoption of ASC 350, “Intangibles – Goodwill and Other” in 2002.
(b)	Represents the effects of foreign currency translations and reclassifications.
(c)	Represents purchase price adjustments related to the SCA Packaging Asia acquisition.
(d)	Reflects a reduction from tax benefits generated by the deduction of goodwill amortization for tax purposes in Brazil.

No goodwill impairment charges were recorded in 2011, 2010 or 2009.

OTHER INTANGIBLES

Identifiable intangible assets were comprised of the following:

	2011		2010
In millions at December 31	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships and lists	$227	$82	$245	$74
Non-compete agreements	72	19	20	18
Tradenames, patents and trademarks	51	21	33	10
Land and water rights	60	3	24	3
Fuel and power agreements	30	16	21	12
Software	37	29	38	25
Other	27	13	40	18
Total (a)	$504	$183	$421	$160

(a)	The increase in 2011 is primarily due to the acquisition of APPM and the establishment of the Shandong IP & Sun Food Packaging Co., Ltd. joint venture in China.

The Company recognized the following amounts as amortization expense related to intangible assets:

In millions	2011	2010	2009
Amortization expense related to intangible assets	$32	$31	$34

Based on current intangibles subject to amortization, estimated amortization expense for each of the succeeding years is as follows: 2012 – $39 million, 2013 – $36 million, 2014 – $33 million, 2015 – $27 million, 2016 – $26 million, and cumulatively thereafter – $160 million.

NOTE 9 INCOME TAXES

The components of International Paper’s earnings from continuing operations before income taxes and equity earnings by taxing jurisdiction were:

In millions	2011	2010	2009
Earnings (loss)
U.S.	$874	$198	$905
Non-U.S.	584	624	294
Earnings (loss) from continuing operations before income taxes and equity earnings	$1,458	$822	$1,199

The provision (benefit) for income taxes by taxing jurisdiction was:

In millions	2011	2010	2009
Current tax provision (benefit)
U.S. federal	$(78)	$(249)	$228
U.S. state and local	(19)	(19)	7
Non-U.S.	91	67	74
	$(6)	$(201)	$309
Deferred tax provision (benefit)
U.S. federal	$207	$301	$(63)
U.S. state and local	46	45	41
Non-U.S.	64	76	182
	$317	$422	$160
Income tax provision	$311	$221	$469

The Company’s deferred income tax provision (benefit) includes an $8 million benefit, a $0 million provision and a $1 million provision for 2011, 2010 and 2009, respectively, for the effect of changes in non-U.S. and U.S. state tax rates.

International Paper made income tax payments, net of refunds, of $44 million, $(135) million and $97 million in 2011, 2010 and 2009, respectively.

A reconciliation of income tax expense using the statutory U.S. income tax rate compared with the actual income tax provision follows:

In millions	2011	2010	2009
Earnings (loss) from continuing operations before income taxes and equity earnings	$1,458	$822	$1,199
Statutory U.S. income tax rate	35%	35%	35%
Tax expense (benefit) using statutory U.S. income tax rate	510	288	420
State and local income taxes	16	15	32
Tax rate and permanent differences on non-U.S. earnings	(34)	(69)	162
Net U.S. tax on non-U.S. dividends	23	16	11
Tax benefit on manufacturing activities	(8)	3	(2)
Non-deductible business expenses	6	8	7
Sales of non-strategic businesses	(195)	0	0
Retirement plan dividends	(5)	(2)	(2)
Alternative fuel mixture credits	0	0	(133)
Cellulosic bio-fuel credits	0	(40)	0
Tax credits	(7)	(25)	(11)
Medicare subsidy	0	29	(7)
Tax audits	0	0	(16)
Other, net	5	(2)	8
Income tax provision	$311	$221	$469
Effective income tax rate	21%	27%	39%

The tax effects of significant temporary differences, representing deferred tax assets and liabilities at December 31, 2011 and 2010, were as follows:

In millions	2011	2010
Deferred tax assets:
Postretirement benefit accruals	$242	$256
Pension obligations	954	616
Alternative minimum and other tax credits	478	416
Net operating loss carryforwards	536	541
Compensation reserves	189	185
Other	173	268
Gross deferred tax assets	2,572	2,282
Less: valuation allowance	(424)	(366)
Net deferred tax assets	$2,148	$1,916
Deferred tax liabilities:
Plants, properties and equipment	$(2,383)	$(2,174)
Forestlands and related installment sales	(1,833)	(2,061)
Gross deferred tax liabilities	$(4,216)	$(4,235)
Net deferred tax liability	$(2,068)	$(2,319)

Deferred tax assets and liabilities are recorded in the accompanying consolidated balance sheet under the captions Deferred income tax assets, Deferred charges and other assets, Other accrued liabilities,

Deferred income taxes, Assets of businesses held for sale and Liabilities of businesses held for sale. The increase in 2011 in deferred tax assets principally relates to the tax impact of changes in recorded qualified pension liabilities. The decrease in deferred income tax liabilities principally relates to timberlands installment sale gain recognition offset by more tax depreciation taken on the Company’s assets placed in service in 2011. Certain tax attributes reflected on our tax returns as filed, differ significantly from those reflected in the deferred tax accounts due to uncertain tax benefits.

The valuation allowance for deferred tax assets as of December 31, 2011 was $424 million. The net change in the total valuation allowance for the year ended December 31, 2011, was an increase of $58 million. The increase consists primarily of an allowance applied to state tax capital losses generated in the current year and non-U.S. deferred tax assets.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2011, 2010 and 2009 is as follows:

In millions	2011	2010	2009
Balance at January 1	$(199)	$(308)	$(435)
Additions based on tax positions related to current year	(2)	(12)	(28)
Additions for tax positions of prior years	(719)	(50)	(82)
Reductions for tax positions of prior years	29	97	72
Settlements	2	0	174
Expiration of statutes of limitations	25	70	2
Currency translation adjustment	7	4	(11)
Balance at December 31	$(857)	$(199)	$(308)

Included in the balance at December 31, 2011, 2010 and 2009 are $9 million, $13 million and $56 million, respectively, for tax positions for which the ultimate benefits are highly certain, but for which there is uncertainty about the timing of such benefits. However, except for the possible effect of any penalties, any disallowance that would change the timing of these benefits would not affect the annual effective tax rate, but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company accrues interest on unrecognized tax benefits as a component of interest expense. Penalties, if incurred, are recognized as a component of income tax expense. The Company had approximately $88 million and $100 million accrued for the payment of estimated interest and penalties associated with unrecognized tax benefits at December 31, 2011 and 2010, respectively.

The major jurisdictions where the Company files income tax returns are the United States, Brazil, France, Poland and Russia. Generally, tax years 2002 through 2010 remain open and subject to examination by the relevant tax authorities. The Company is typically engaged in various tax examinations at any given time, both in the United States and overseas. Currently, the Company is engaged in discussions with the U.S. Internal Revenue Service regarding the examination of tax years 2006 through 2009. As a result of these discussions, other pending tax audit settlements, and the expiration of statutes of limitation, the Company currently estimates that the amount of unrecognized tax benefits could be reduced by up to $45 million during the next twelve months. During 2011, unrecognized tax benefits increased by $658 million. While the Company believes that it is adequately accrued for possible audit adjustments, the final resolution of these examinations cannot be determined at this time and could result in final settlements that differ from current estimates.

Included in the Company’s 2011, 2010 and 2009 income tax provision (benefit) are $(266) million, $(143) million and $279 million, respectively, related to special items. The components of the net provisions related to special items were as follows:

In millions	2011	2010	2009
Special items and other charges:
Restructuring and other charges	$(293)	$(149)	$(534)
Alternative fuel mixture credit	0	0	650
Tax-related adjustments:
Internal restructurings	24	0	0
India deal costs	9	0	0
IP UK valuation allowance release	(13)	0	0
Settlement of tax audits and legislative changes	5	0	(26)
Incentive plan deferred tax write-off	0	14	0
Medicare D deferred tax write-off	0	32	0
Cellulosic bio-fuel credits	0	(40)	0
Valuation allowance for Louisiana recycle credits	0	0	15
Valuation allowance for net deferred tax assets in France	0	0	156
Other tax adjustments	2	0	18
Income tax provision (benefit) related to special items	$(266)	$(143)	$279

Excluding the impact of special items, the 2011, 2010 and 2009 tax provisions were $577 million, $364 mil-

lion and $190 million, respectively, or 32%, 30% and 30%, respectively, of pre-tax earnings before equity earnings.

The following details the scheduled expiration dates of the Company’s net operating loss and tax credit carryforwards:

In millions	2012 Through 2021	2022 Through 2031	Indefinite	Total
U.S. federal and non-U.S. NOLs	$15	$414	$344	$773
State taxing jurisdiction NOLs	152	159	0	311
U.S. federal, non- U.S. and state tax credit carryforwards	166	81	371	618
State capital loss carryforwards	25	0	0	25
Total	$358	$654	$715	$1,727

Deferred income taxes are not provided for temporary differences of approximately $4.5 billion, $4.3 billion and $3.5 billion as of December 31, 2011, 2010 and 2009, respectively, representing earnings of non-U.S. subsidiaries intended to be permanently reinvested. Computation of the potential deferred tax liability associated with these undistributed earnings and other basis differences is not practicable.

NOTE 10 COMMITMENTS AND CONTINGENT LIABILITIES

PURCHASE COMMITMENTS AND OPERATING LEASES

Certain property, machinery and equipment are leased under cancelable and non-cancelable agreements.

Unconditional purchase obligations have been entered into in the ordinary course of business, principally for capital projects and the purchase of certain pulpwood, logs, wood chips, raw materials, energy and services, including fiber supply agreements to purchase pulpwood that were entered into concurrently with the Company’s 2006 Transformation Plan forestland sales and in conjunction with the 2008 acquisition of Weyerhaeuser Company’s Containerboard, Packaging and Recycling business.

At December 31, 2011, total future minimum commitments under existing non-cancelable operating leases and purchase obligations were as follows:

In millions	2012	2013	2014	2015	2016	Thereafter
Lease obligations	$160	$129	$103	$86	$63	$146
Purchase obligations (a)	2,647	637	559	544	530	2,484
Total	$2,807	$766	$662	$630	$593	$2,630

(a)

Includes $3.8 billion relating to fiber supply agreements entered into at the time of the Company’s 2006 Transformation Plan forestland sales and in conjunction with the 2008 acquisition of Weyerhaeuser Company’s Containerboard, Packaging and Recycling business.

Rent expense was $205 million, $210 million and $216 million for 2011, 2010 and 2009, respectively.

GUARANTEES

In connection with sales of businesses, property, equipment, forestlands and other assets, International Paper commonly makes representations and warranties relating to such businesses or assets, and may agree to indemnify buyers with respect to tax and environmental liabilities, breaches of representations and warranties, and other matters. Where liabilities for such matters are determined to be probable and subject to reasonable estimation, accrued liabilities are recorded at the time of sale as a cost of the transaction.

LITIGATION

International Paper has been named as a potentially responsible party in environmental remediation actions under various federal and state laws, including the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). Most of these proceedings involve the cleanup of hazardous substances at large commercial landfills that received waste from many different sources. While joint and several liability is authorized under CERCLA and equivalent state laws, as a practical matter, liability for CERCLA cleanups is typically allocated among the many potentially responsible parties. Remedial costs are recorded in the consolidated financial statements when they become probable and reasonably estimable. International Paper has estimated the probable liability associated with these matters to be approximately $98 million in the aggregate.

One of the matters referenced above is a closed wood treating facility located in Cass Lake, Minnesota. During 2009, in connection with an environmental site remediation action under CERCLA, International Paper submitted to the EPA a feasibility study. In June 2011, the EPA selected and published a proposed soil remedy at the site with an estimated cost of $46 million. As a result, the Company has adjusted the overall remediation reserve for the site to $51 million to address this recent selection of an alternative for the soil remediation component of the overall site remedy. In October 2011, the EPA released a public statement indicating that the final soil remedy decision would be delayed. In the unlikely event that the EPA changes its proposed soil remedy and approves instead a more expensive clean-up alternative, the remediation costs could be material, and significantly higher than amounts currently recorded.

In addition to the above matters, other remediation costs typically associated with the cleanup of hazardous substances at the Company’s current, closed or formerly-owned facilities, and recorded as liabilities in the balance sheet, totaled approximately $47 million. Other than as described above, completion of required remedial actions is not expected to have a material effect on our consolidated financial statements.

The Company is a potentially responsible party with respect to the Allied Paper, Inc./Portage Creek/Kalamazoo River Superfund Site (Kalamazoo River Superfund Site) in Michigan. The EPA asserts that the site is contaminated primarily by PCBs as a result of discharges from various paper mills located along the river, including a paper mill formerly owned by St. Regis. The Company is a successor in interest to St. Regis. International Paper has not received any orders from the EPA with respect to the site and is in the process of collecting information from the EPA and other parties relative to the Kalamazoo River Superfund Site to evaluate the extent of its liability, if any, with respect to the site. Accordingly, it is premature to estimate a loss or range of loss with respect to this site.

Also in connection with the Kalamazoo River Superfund Site, the Company was named as a defendant by Georgia Pacific Consumers Products LP, Fort James Corporation and Georgia Pacific LLC in a contribution and cost recovery action for alleged pollution at the Kalamazoo River Superfund Site. The suit seeks contribution under CERCLA for $79 million in costs purportedly expended to date by plaintiffs, and for future remediation costs. The suit alleges that a mill, during the time it was allegedly owned and operated by St. Regis, discharged PCB contaminated solids and paper residuals resulting from paper de-inking and recycling. Also named as defendants in the suit are NCR Corporation and Weyerhaeuser Company. In mid-2011, the suit was transferred from District Court for the Eastern District of Wisconsin to the District Court for the Western District of Michigan. The Company is involved in the early phases of discovery and believes it is premature to predict the outcome or to estimate the amount or range of loss, if any, which may be incurred.

International Paper and McGinnis Industrial Maintenance Corporation, a subsidiary of Waste Management, Inc., are potentially responsible parties at the San Jacinto River Superfund Site in Harris County, Texas, and have been actively participating in investigation and remediation activities at this Superfund Site.

In December, 2011, Harris County, Texas filed a suit against the Company in Harris County District Court seeking civil penalties with regard to the alleged discharge of dioxin into the San Jacinto River since 1965 from the San Jacinto River Superfund Site. Also named as defendants in this action are McGinnis Industrial Maintenance Corporation, Waste Management, Inc. and Waste Management of Texas, Inc. Harris County is seeking civil penalties pursuant to the Texas Water Code, which provides for the imposition of civil penalties between $50 and $25,000 per day.

On April 8, 2011, the United States District Court for the Northern District of Illinois denied motions by the Company and eight other U.S. and Canadian containerboard producers to dismiss a lawsuit alleging that these producers violated the Sherman Act by conspiring to limit the supply and fix the prices of containerboard from mid-2005 to the present. Plaintiffs in the lawsuit seek certification of a nationwide class of direct purchasers of containerboard products, treble damages, and costs, including attorneys’ fees. In January 2011, the Company was named as a defendant in a lawsuit filed in state court in Cocke County, Tennessee alleging that the Company and other containerboard producers violated Tennessee law by conspiring to limit the supply and fix the prices of containerboard from mid-2005 to the present. Plaintiffs in the lawsuit seek certification of a class of Tennessee indirect purchasers of containerboard products, damages, and costs, including attorneys’ fees. The Company believes the allegations in both lawsuits are without merit, but both lawsuits are in preliminary stages and the costs and other effects of pending litigation cannot be reasonably estimated. Although we believe the outcome of these lawsuits will not have a material adverse effect on our business or consolidated financial statements, there can be no assurance that the outcome of any lawsuit or claim will be as expected.

The Company is currently the beneficiary of a Value Added Tax (VAT) incentive issued by the Brazilian state of Mato Grosso do Sul. On August 8, 2011, the Brazilian Supreme Court officially issued a decision judging unconstitutional several VAT incentive programs that were enacted without the approval of the Confederation of State VAT Authorities. At this time, it does not appear that the Company’s incentive is affected by the decision. The cumulative benefit recorded by the Company through December 31, 2011 was $45 million.

OTHER

The Company is involved in various other inquiries, administrative proceedings and litigation relating to environmental and safety matters, contracts, sales of property, intellectual property, personal injury, labor and employment and other matters, some of which allege substantial monetary damages. While any proceeding or litigation has the element of uncertainty, the Company believes that the outcome of any of the lawsuits or claims that are pending or threatened or all of them combined (other than those that cannot be assessed due to their preliminary nature) will not have a material effect on its consolidated financial statements.

NOTE 11 VARIABLE INTEREST ENTITIES AND PREFERRED SECURITIES OF SUBSIDIARIES

VARIABLE INTEREST ENTITIES

In connection with the 2006 sale of approximately 5.6 million acres of forestlands, International Paper received installment notes (the Timber Notes) totaling approximately $4.8 billion. The Timber Notes, which do not require principal payments prior to their August 2016 maturity, are supported by irrevocable letters of credit obtained by the buyers of the forestlands.

During 2006, International Paper contributed the Timber Notes to newly formed entities (the Borrower Entities) in exchange for Class A and Class B interests in these entities. Subsequently, International Paper contributed its $200 million Class A interests in the Borrower Entities, along with approximately $400 million of International Paper promissory notes, to other newly formed entities (the Investor Entities, and together with the Borrower Entities, the Entities)

in exchange for Class A and Class B interests in these entities, and simultaneously sold its Class A interest in the Investor Entities to a third party investor. As a result, at December 31, 2006, International Paper held Class B interests in the Borrower Entities and Class B interests in the Investor Entities valued at approximately $5.0 billion. International Paper has no obligation to make any further capital contributions to these Entities and did not provide any financial support that was not previously contractually required for the years ended December 31, 2011, 2010 or 2009.

Following the 2006 sale of forestlands and creation of the Entities discussed above, the Timber Notes were used as collateral for borrowings from a third party lender, which effectively monetized the Timber Notes. Certain provisions of the respective loan agreements required any bank issuing letters of credit supporting the Timber Notes to maintain a credit rating above a specified threshold. In the event the credit rating of a letter of credit bank is downgraded below the specified threshold, the letters of credit must be replaced within 60 days by letters of credit from a qualifying institution. The Company, retained to provide management services for the third-party entities that hold the Timber Notes, has, as required by the loan agreements, successfully replaced banks that fell below the specified threshold.

Also during 2006, the Entities acquired approximately $4.8 billion of International Paper debt obligations for cash, resulting in a total of approximately $5.2 billion of International Paper debt obligations held by the Entities at December 31, 2006. The various agreements entered into in connection with these transactions provide that International Paper has, and intends to effect, a legal right to offset its obligation under these debt instruments with its investments in the Entities. Accordingly, for financial reporting purposes, International Paper has offset approximately $5.2 billion of Class B interests in the Entities against $5.2 billion of International Paper debt obligations held by these Entities at December 31, 2011 and 2010. Despite the offset treatment, these remain debt obligations of International Paper. Remaining borrowings of $92 million and $129 million at December 31, 2011 and 2010, respectively, are included in floating rate notes due 2011 – 2017 in the summary of long-term debt in Note 12. Additional debt related to the above transaction of $38 million is included in short-term notes in the summary of long-term debt in Note 12 for both 2011 and 2010.

On February 5, 2010, Moody’s Investor Services reduced its credit rating of senior unsecured long-term debt of the Royal Bank of Scotland N.V. (formerly ABN AMRO Bank N.V.), which issued letters of credit that support $1.4 billion of the Timber Notes, below the specified threshold. The letters of credit were successfully replaced with letters of credit from another qualifying institution.

On October 7, 2011, Moody’s Investor Services reduced its credit rating of senior unsecured long-term debt of the Royal Bank of Scotland Group Plc, which issued letters of credit that support $1.6 billion of the Timber Notes, below the specified threshold. Letters of credit worth $842 million were successfully replaced with letters of credit from other qualifying institutions. The Company and third party managing member instituted a replacement waiver for the remaining $797 million.

On November 29, 2011, Standard and Poors reduced its credit rating of senior unsecured long-term debt of Lloyds TSB Bank Plc, which issues letters of credit that support $1.2 billion of the Timber Notes, below the specified threshold. The letters of credit were successfully replaced with letters of credit from another qualifying institution.

On January 23, 2012, Standard and Poors reduced its credit rating of senior unsecured long-term debt of Société Générale SA, which issues letters of credit that support $666 million of the Timber Notes, below the specified threshold. The Company expects that the replacement of the letters of credit will be completed within the required 60-day period.

Activity between the Company and the Entities was as follows:

In millions	2011	2010	2009
Revenue (loss) (a)	$49	$42	$112
Expense (a)	79	79	150
Cash receipts (b)	28	32	96
Cash payments (c)	79	82	190

(a)

The net expense related to the Company’s interest in the Entities is included in Interest expense, net in the accompanying consolidated statement of operations, as International Paper has and intends to effect its legal right to offset as discussed above.

(b)	The cash receipts are equity distributions from the Entities to International Paper.
(c)	The semi-annual payments include both interest and principal on the associated debt obligations discussed above.

Based on an analysis of the Entities discussed above under guidance that considers the potential magni-

tude of the variability in the structures and which party has a controlling financial interest, International Paper determined that it is not the primary beneficiary of the Entities, and therefore, should not consolidate its investments in these entities. It was also determined that the source of variability in the structure is the value of the Timber Notes, the assets most significantly impacting the structure’s economic performance. The credit quality of the Timber Notes is supported by irrevocable letters of credit obtained by third party buyers which are 100% cash collateralized. International Paper analyzed which party has control over the economic performance of each entity, and concluded International Paper does not have control over significant decisions surrounding the Timber Notes and letters of credit and therefore is not the primary beneficiary. The Company’s maximum exposure to loss equals the value of the Timber Notes; however, an analysis performed by the Company concluded the likelihood of this exposure is remote.

International Paper also held variable interests in two financing entities that were used to monetize long-term notes received from the sale of forestlands in 2001 and 2002. International Paper transferred notes (the Monetized Notes, with an original maturity of 10 years from inception) and cash having a value of approximately $1.0 billion to these entities in exchange for preferred interests, and accounted for the transfers as a sale of the notes with no associated gain or loss. In the same period, the entities acquired approximately $1.0 billion of International Paper debt obligations for cash. International Paper has no obligation to make any further capital contributions to these entities and did not provide any financial support that was not previously contractually required during the years ended December 31, 2011, 2010 or 2009.

Activity between the Company and the 2001 financing entities was as follows:

In millions	2011	2010	2009
Revenue (loss) (a)	$1	$(1)	$1
Expense (a)	3	12	13
Cash receipts (b)	0	4	8
Cash payments (c)	3	12	22

(a)

The net expense related to the Company’s interest in the 2001 financing entities is included in Interest expense, net in the accompanying consolidated statement of operations, as International Paper has and intends to effect its legal right to offset as discussed above.

(b)	The cash receipts are equity distributions from the 2001 financing entities to International Paper.
(c)	The cash payments include both interest and principal on the associated debt obligations.

The 2001 Monetized Notes of $499 million matured on March 16, 2011. Following their maturity, International Paper purchased the Class A preferred interest in the 2001 financing entities from an external third party for $21 million. As a result of the purchase, effective March 16, 2011, International Paper owned 100% of the 2001 financing entities. Based on an analysis performed by the Company after the purchase, under guidance that considers the potential magnitude of the variability in the structure and which party has a controlling financial interest, International Paper determined that it was the primary beneficiary of the 2001 financing entities and thus consolidated the entities effective March 16, 2011.

Due to the maturity of the 2001 Monetized Notes and consolidation of the 2001 financing entities, Notes payable and current maturities of long-term debt decreased by $21 million in the first quarter of 2011. Deferred tax liabilities associated with the 2001 forestlands sales decreased by $164 million. Effective April 30, 2011, International Paper liquidated its interest in the 2001 financing entities.

The Company retained no interest in the 2001 financing entities at December 31, 2011, but retained a preferred interest in the entities of $542 million at December 31, 2010, which was offset against related debt obligations since International Paper had, and intended to effect, a legal right of offset to net-settle these two amounts. Outstanding debt related to the 2001 financing entities of $2 million is included in short-term notes, and $19 million is included in floating rate notes due 2011 – 2017 in the summary of long-term debt in Note 12 for 2010.

Activity between the Company and the 2002 financing entities was as follows:

In millions	2011	2010	2009
Revenue (loss) (a)	$2	$5	$6
Expense (b)	3	8	11
Cash receipts (c)	192	3	4
Cash payments (d)	244	8	9

(a)	The revenue is included in Equity earnings (losses) in the accompanying consolidated statement of operations.
(b)	The expense is included in Interest expense, net in the accompanying consolidated statement of operations.
(c)	The cash receipts are equity distributions from the 2002 financing entities to International Paper and cash receipts from the maturity of the 2002 Monetized Notes.
(d)	The payments include both interest and principal on the associated debt obligations.

On May 31, 2011, the third-party equity holder of the 2002 financing entities retired its Class A interest in the entities for $51 million. As a result of the retirement, effective May 31, 2011, International Paper owns 100% of the 2002 financing entities. Based on an analysis performed by the Company after the retirement, under guidance that considers the potential magnitude of the variability in the structure and which party has controlling financial interest, International Paper determined that it is the primary beneficiary of the 2002 financing entities and thus consolidated the entities effective May 31, 2011.

Due to the consolidation of the 2002 financing entities, Notes payable and current maturities of long-term debt increased $165 million and Long-term debt decreased $211 million. In addition, Investments decreased $486 million due to the elimination of the Company’s variable interest in the 2002 financing entities, while Accounts and notes receivable, net increased $441 million due to the consolidation of the 2002 Monetized Notes.

During the year ended December 31, 2011 approximately $191 million of the 2002 Monetized Notes matured. As a result of the maturities, Accounts and notes receivable, net and Notes payable and current maturities of long-term debt decreased $191 million and Deferred tax liabilities associated with the 2002 forestlands sales decreased $50 million.

Outstanding debt related to the 2002 financing entities of $2 million is included in short-term notes in the summary of long-term debt in Note 12 at December 31, 2010. Additional debt related to these entities of $158 million and $445 million is included in floating rate notes due 2011 – 2017 in the summary of long-term debt in Note 12 at December 31, 2011 and 2010, respectively. The Company retained no investment interest in the 2002 financing entities at December 31, 2011 but retained an interest of $486 million at December 31, 2010, which is included in Investments in the accompanying consolidated balance sheet. The 2002 Monetized Notes of $252 million are included in Accounts and notes receivable, net in the accompanying consolidated balance sheet at December 31, 2011.

The use of the above entities facilitated the monetization of the credit enhanced Timber and Monetized Notes in a cost effective manner by increasing the borrowing capacity and lowering the interest rate while continuing to preserve the tax deferral that resulted from the forestlands installment sales and the offset accounting treatment described above.

PREFERRED SECURITIES OF SUBSIDIARIES

In March 2003, Southeast Timber, Inc. (Southeast Timber), a consolidated subsidiary of International Paper, issued $150 million of preferred securities to a private investor with future dividend payments based on LIBOR. Southeast Timber, which through a subsidiary initially held approximately 1.5 million acres of forestlands in the southern United States, was International Paper’s primary vehicle for sales of southern forestlands. As of December 31, 2011, substantially all of these forestlands have been sold. These preferred securities may be put back to International Paper by the private investor upon the occurrence of certain events, and have a liquidation preference that approximates their face amount. The $150 million preferred third-party interest is included in Noncontrolling interests in the accompanying consolidated balance sheet. Distributions paid to the third-party investor were $5 million, $5 million and $6 million in 2011, 2010 and 2009, respectively. The expense related to these preferred securities is shown in Net earnings (loss) attributable to noncontrolling interests in the accompanying consolidated statement of operations.

NOTE 12 DEBT AND LINES OF CREDIT

In November 2011, International Paper issued $900 million of 4.75% senior unsecured notes with a maturity date in February 2022 and $600 million of 6% senior unsecured notes with a maturity date in November 2041. Subsequent to the balance sheet date, in February 2012, International Paper issued a $1.2 billion term loan with an interest rate of LIBOR plus 138 basis points and a $200 million term loan with an interest rate of LIBOR plus 175 basis points, both with maturity dates in 2017. The proceeds from these borrowings were used, along with available cash, to fund the acquisition of Temple-Inland.

Amounts related to early debt extinguishment during the years ended December 31, 2011, 2010 and 2009 were as follows:

In millions	2011	2010	2009
Debt reductions (a)	$129	$393	$5,089
Pre-tax early debt extinguishment costs (b)	32	39	185

(a)	Reductions related to notes with interest rates ranging from 4.00% to 9.375% with original maturities from 2010 to 2039 for the years ended December 31, 2011, 2010 and 2009.
(b)	Amounts are included in Restructuring and other charges in the accompanying consolidated statements of operations.

A summary of long-term debt follows:

In millions at December 31	2011	2010
8.7% to 10% notes – due 2038	$273	$274
9 3/8% note – due 2019	844	907
9.25% debentures – due 2011	0	9
7.95% debentures – due 2018	1,505	1,561
7.5% notes – due 2021	999	999
7.4% debentures – due 2014	303	303
7.3% notes – due 2039	725	725
6 7/8% notes – due 2023 – 2029	130	130
6.65% to 6.75% notes – due 2011 & 2037	4	36
6.4% to 7.75% debentures due 2025 – 2027	141	141
6.0% notes – due 2041	600	0
5.85% notes – due 2012	38	38
5.25% to 5.5% notes – due 2014 – 2016	701	701
4.75% notes – due 2022	900	0
Floating rate notes – due 2011 – 2017 (a)	356	593
Environmental and industrial development bonds – due 2011 – 2035 (b)	1,958	1,892
Short-term notes (c)	279	210
Other (d)	152	152
Total (e)	9,908	8,671
Less: current maturities	719	313
Long-term debt	$9,189	$8,358

(a)	The weighted average interest rate on these notes was 1.9% in 2011 and 1.5% in 2010.
(b)	The weighted average interest rate on these bonds was 5.5% in 2011 and 5.6% in 2010.
(c)

The weighted average interest rate was 5.0% in 2011 and 3.2% in 2010. Includes $173 million at December 31, 2011 and $146 million at December 31, 2010 related to non-U.S. denominated borrowings with a weighted average interest rate of 5.9% in 2011 and 4.3% in 2010.

(d)

Includes no unamortized gain or loss at December 31, 2011 and an $8 million gain at December 31, 2010, related to interest rate swaps treated as fair value hedges. Also includes $79 million at December 31, 2011 and $70 million at December 31, 2010, related to the unamortized gain on interest rate swap unwinds (see Note 13).

(e)	The fair market value was approximately $11.2 billion at December 31, 2011 and $9.7 billion at December 31, 2010.

In addition to the long-term debt obligations shown above, International Paper has $5.2 billion of debt obligations payable to non-consolidated variable interest entities having principal payments of $5.2 billion due in 2016, for which International Paper has, and intends to effect, a legal right to offset these obligations with Class B interests held in the entities. Accordingly, in the accompanying consolidated balance sheet, International Paper has offset the $5.2 billion of debt obligations with $5.2 billion of Class B interests in these entities as of December 31, 2011 (see Note 11).

Total maturities of long-term debt over the next five years are 2012 – $719 million; 2013 – $168 million; 2014 – $571 million; 2015 – $455 million; and 2016 – $452 million. At December 31, 2010, International Paper classified $100 million of current maturities of long-term debt as Long-term debt. International Paper has the intent and ability to renew or convert these obligations, as evidenced by the available bank credit agreements described below.

At December 31, 2011, International Paper’s contractually committed credit facilities (the Agreements) totaled $2.5 billion. The Agreements generally provide for interest rates at a floating rate index plus a pre-determined margin dependent upon International Paper’s credit rating. The Agreements include a $1.5 billion contractually committed bank facility that expires in August 2016 and has a facility fee of 0.175% payable quarterly. The Agreements also include up to $1.0 billion of commercial paper-based financings based on eligible receivables balances ($919 million available as of December 31, 2011) under a receivables securitization program. On January 11, 2012, the Company amended the receivables securitization program to extend the maturity date from January 2012 to January 2013. The amended agreement has a facility fee of 0.35% payable monthly. At December 31, 2011, there were no borrowings under either the bank facility or receivables securitization program.

Maintaining an investment grade credit rating is an important element of International Paper’s financing strategy. At December 31, 2011, the Company held long-term credit ratings of BBB (stable outlook) and Baa3 (stable outlook) by S&P and Moody’s, respectively.

NOTE 13 DERIVATIVES AND HEDGING ACTIVITIES

International Paper periodically uses derivatives and other financial instruments to hedge exposures to interest rate, commodity and currency risks. International Paper does not hold or issue financial instruments for trading purposes. For hedges that meet the hedge accounting criteria, International Paper, at inception, formally designates and documents the instrument as a fair value hedge, a cash flow hedge or a net investment hedge of a specific underlying exposure.

INTEREST RATE RISK MANAGEMENT

Our policy is to manage interest cost using a mixture of fixed-rate and variable-rate debt. To manage this risk in a cost-efficient manner, we enter into interest rate swaps whereby we agree to exchange with the counterparty, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to a notional amount.

Interest rate swaps that meet specific accounting criteria are accounted for as fair value or cash flow hedges. For fair value hedges, the changes in the fair value of both the hedging instruments and the underlying debt obligations are immediately recognized in interest expense. For cash flow hedges, the effective portion of the changes in the fair value of the hedging instrument is reported in Accumulated Other Comprehensive Income (“AOCI”) and reclassified into interest expense over the life of the underlying debt. The ineffective portion for both cash flow and fair value hedges, which is not material for any year presented, is immediately recognized in earnings.

FOREIGN CURRENCY RISK MANAGEMENT

We manufacture and sell our products and finance operations in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates. The purpose of our foreign currency hedging program is to manage the volatility associated with the changes in exchange rates.

To manage this exchange rate risk, we have historically utilized a combination of forward contracts, options and currency swaps. Contracts that qualify are designated as cash flow hedges of certain forecasted transactions denominated in foreign currencies. The effective portion of the changes in fair value of these instruments is reported in AOCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the related hedged transactions affect earnings. The ineffective portion, which is not material for any year presented, is immediately recognized in earnings.

The change in value of certain non-qualifying instruments used to manage foreign exchange exposure of intercompany financing transactions and certain balance sheet items subject to revaluation is immediately recognized in earnings, substantially offsetting the foreign currency mark-to-market impact of the related exposure.

COMMODITY RISK MANAGEMENT

Certain raw materials used in our production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility in earnings due to price fluctuations, we may utilize swap contracts. These contracts are designated as cash flow hedges of forecasted commodity purchases. The effective portion of the changes in fair value for these instruments is reported in AOCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transactions affect earnings. The ineffective and non-qualifying portions, which are not material for any year presented, are immediately recognized in earnings.

The notional amounts of qualifying and non-qualifying instruments used in hedging transactions were as follows:

In millions, except for fuel oil contracts notional	December 31, 2011		December 31, 2010
Derivatives in Cash Flow Hedging Relationships:
Foreign exchange contracts (Sell / Buy; denominated in sell notional): (a)
British pounds / Brazilian real	26		8
European euro / Brazilian real	16		4
European euro / Polish zloty	233		223
U.S. dollar / Brazilian real	344		74
U.S. dollar / European euro	13		0
Fuel oil contracts (in barrels)	0		200,000
Natural gas contracts (in MMBTUs)	3	(b)	12
Derivatives in Fair Value Hedging Relationships:
Interest rate contracts (in USD)	0		274
Derivatives Not Designated as Hedging Instruments:
Embedded derivative (in USD)	150		150
Foreign exchange contracts (Sell / Buy; denominated in sell notional):
European euro / U.S. dollar	0		85
Indian rupee / U.S. dollar	904		0
South Korean won / U.S. dollar	0		8,076
U.S. dollar / European euro	0		109
Interest rate contracts (in USD)	150	(c)	154	(c)

(a)	These contracts had maturities of three years or less as of December 31, 2011.
(b)	These contracts had maturities of one year or less as of December 31, 2011.
(c)	Includes $150 million floating-to-fixed interest rate swap notional to offset the embedded derivative.

The following table shows gains or losses recognized in accumulated other comprehensive income (AOCI), net of tax, related to derivative instruments:

	Gain (Loss) Recognized in AOCI on Derivatives (Effective Portion)
In millions	2011	2010	2009
Foreign exchange contracts	$(39)	$37	$51
Fuel oil contracts	2	(1)	23
Interest rate contracts	0	0	(8)
Natural gas contracts	(6)	(13)	(26)
Total	$(43)	$23	$40

During the next 12 months, the amount of the December 31, 2011 AOCI balance, after tax, that is expected to be reclassified to earnings is a loss of $26 million.

The amounts of gains and losses recognized in the consolidated statement of operations on qualifying and non-qualifying financial instruments used in hedging transactions were as follows:

	Gain (Loss) Reclassified from AOCI into Income (Effective Portion)				Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
In millions	2011	2010	2009
Derivatives in Cash Flow Hedging Relationships:
Foreign exchange contracts	$8	$42	$19		Cost of products sold
Fuel oil contracts	4	4	(5)		Cost of products sold
Interest rate contracts	0	0	(40	)(a)	Interest expense, net
Natural gas contracts	(20)	(15)	(28)		Cost of products sold
Total	$(8)	$31	$(54)

	Gain (Loss) Recognized in Income					Location of Gain (Loss) in Consolidated Statement of Operations
In millions	2011		2010		2009
Derivatives in Fair Value Hedging Relationships:
Interest rate contracts	$(10)		$25		$(39)	Interest expense, net
Debt	10		(25)		39	Interest expense, net
Total	$0		$0		$0
Derivatives Not Designated as Hedging Instruments:
Embedded derivatives	$(3)		$3		$(3)	Interest expense, net
Foreign exchange contracts	(14	)(b)	33		(50)	Cost of products sold
Interest rate contracts	3		20	(c)	52 (d)	Interest expense, net
Total	$(14)		$56		$(1)
(a)

In September 2009, the Company undesignated $1 billion of interest rate swaps that qualified as cash flow hedges and entered into an offsetting $1 billion fixed-to-floating interest rate swap with a maturity date in September 2010 to minimize the earnings exposure for the undesignated swaps. Subsequently in December 2009, in connection with early debt retirements, a $24 million loss related to the fair value of these swaps was reclassified from AOCI and included in Restructuring and other charges in the accompanying consolidated statement of operations. Also in 2009, in connection with various early debt retirements, unamortized deferred losses of approximately $10 million related to earlier swap terminations were reclassified from AOCI and included in Restructuring and other charges in the accompanying consolidated statement of operations.

(b)	Premium costs of $5 million in connection with the acquisition of APPM are included in Restructuring and other charges in the accompanying consolidated statement of operations.
(c)

Includes a gain of $22 million due to changes in the fair value of interest rate swap agreements of $1 billion floating-to-fixed notional and an offsetting $1 billion fixed-to-floating notional that did not qualify as hedges under the accounting guidance and matured in September 2010.

(d)

Previously deferred gains of $40 million related to earlier swap terminations and a $9 million gain resulting from 2009 terminations or undesignated effective fair value hedges are recorded in Restructuring and other charges in the accompanying consolidated statement of operations.

The following activity is related to fully effective interest rate swaps designated as fair value hedges:

	2011					2010
In millions	Issued		Terminated		Undesignated	Issued	Terminated		Undesignated
Fourth Quarter	$0		$0		$0	$0	$0		$0
Third Quarter	0		464	(b)	0	0	0		0
Second Quarter	100	(a)	0		0	0	100	(c)	2	(d)
First Quarter	100	(a)	0		0	0	700	(c)	0
Total	$200		$464		$0	$0	$800		$2

(a)	Fixed-to-floating interest rate swaps were effective when issued and were terminated in the third quarter of 2011.
(b)

Terminations of fixed-to-floating interest rate swaps were not in connection with early debt retirements. The resulting $27 million gain was deferred and recorded in Long-term debt and is being amortized as an adjustment of Interest expense over the life of the respective underlying debt through June 2014, March 2015 or March 2016.

(c)	Terminations were not in connection with early debt retirements. The resulting gains were immaterial.
(d)	Undesignated in connection with early debt retirements. The resulting gain was immaterial.

Fair Value Measurements

International Paper’s financial assets and liabilities that are recorded at fair value consist of derivative contracts, including interest rate swaps, foreign currency forward contracts, and other financial instruments that are used to hedge exposures to interest rate, commodity and currency risks. In addition, a consolidated subsidiary of International Paper has an embedded derivative. For these financial instruments and the embedded derivative, fair value is determined at each balance sheet date using an income approach. Below is a description of the valuation calculation and the inputs used for each class of contract:

Interest Rate Contracts

Interest rate contracts are valued using swap curves obtained from an independent market data provider. The market value of each contract is the sum of the fair value of all future interest payments between the contract counterparties, discounted to present value. The fair value of the future interest payments is determined by comparing the contract rate to the derived forward interest rate and present valued using the appropriate derived interest rate curve.

Fuel Oil Contracts

Fuel oil contracts are valued using the average of two forward fuel oil curves as quoted by third parties. The fair value of each contract is determined by comparing the strike price to the forward price of the corresponding fuel oil contract and present valued using the appropriate interest rate curve.

Natural Gas Contracts

Natural gas contracts are traded over-the-counter and settled using the NYMEX last day settle price; therefore, forward contracts are valued using the closing prices of the NYMEX natural gas future contracts. The fair value of each contract is determined by comparing the strike price to the closing price of the corresponding natural gas future contract and present valued using the appropriate interest rate curve.

Foreign Exchange Contracts

Foreign currency forward contracts are valued using foreign currency forward and interest rate curves obtained from an independent market data provider. The fair value of each contract is determined by comparing the contract rate to the forward rate. The fair value is present valued using the applicable interest rate from an independent market data provider.

Embedded Derivative

Embedded derivatives are valued using a hypothetical interest rate derivative with identical terms. The hypothetical interest rate derivative contracts are fair valued as described above under Interest Rate Contracts.

Since the volume and level of activity of the markets that each of the above contracts are traded in has been normal, the fair value calculations have not been adjusted for inactive markets or disorderly transactions.

The guidance for fair value measurements and disclosures sets out a fair value hierarchy that groups fair value measurement inputs into the following three classifications:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Unobservable inputs for the asset or liability reflecting the reporting entity’s own assumptions or external inputs from inactive markets.

Transfers between levels are recognized at the end of the reporting period. All of International Paper’s derivative fair value measurements use Level 2 inputs.

The following table provides a summary of the impact of our derivative instruments in the consolidated balance sheet:

Fair Value Measurements

Level 2 – Significant Other Observable Inputs

	Assets				Liabilities
In millions	December 31, 2011		December 31, 2010		December 31, 2011		December 31, 2010
Derivatives designated as hedging instruments
Interest rate contracts – fair value	$0		$10	(c)	$0		$0
Foreign exchange contracts – cash flow	0		18	(d)	53	(e)	1	(g)
Fuel oil contracts – cash flow	0		3	(b)	0		0
Natural gas contracts – cash flow	0		0		10	(f)	32	(h)
Total derivatives designated as hedging instruments	$0		$31		$63		$33
Derivatives not designated as hedging instruments
Embedded derivatives	$5	(a)	$8	(a)	$0		$0
Foreign exchange contracts	1	(b)	1	(b)	0		5	(f)
Interest rate contracts	0		0		5	(g)	8	(g)
Total derivatives not designated as hedging instruments	$6		$9		$5		$13
Total derivatives	$6		$40		$68		$46

(a)	Included in Deferred charges and other assets in the accompanying consolidated balance sheet.
(b)	Included in Other current assets in the accompanying consolidated balance sheet.
(c)	Includes $3 million recorded in Accounts and notes receivable, net, and $7 million recorded in Deferred charges and other assets in the accompanying consolidated balance sheet.
(d)	Includes $13 million recorded in Other current assets and $5 million recorded in Deferred charges and other assets in the accompanying consolidated balance sheet.
(e)	Includes $32 million recorded in Other accrued liabilities and $21 million recorded in Other liabilities in the accompanying consolidated balance sheet.
(f)	Included in Other accrued liabilities in the accompanying consolidated balance sheet.
(g)	Included in Other liabilities in the accompanying consolidated balance sheet.
(h)	Includes $27 million recorded in Other accrued liabilities and $5 million recorded in Other liabilities in the accompanying consolidated balance sheet.

Credit-Risk-Related Contingent Features

International Paper evaluates credit risk by monitoring its exposure with each counterparty to ensure that exposure stays within acceptable policy limits. Credit risk is also mitigated by contractual provisions with the majority of our banks. Most of the contracts include a credit support annex that requires the posting of collateral by the counterparty or International Paper based on each party’s rating and level of exposure. Based on the Company’s current credit rating, the collateral threshold is generally $10 million.

If the lower of the Company’s credit rating by Moody’s or S&P were to drop below investment grade, the Company would be required to post collateral for all of its derivatives in a net liability position, although no derivatives would terminate. The fair values of derivative instruments containing credit-risk-related contingent features in a net liability position were $67 million as of December 31, 2011 and $32 million as of December 31, 2010. The Company was not required to post any collateral as of December 31, 2011 or 2010. In addition, existing derivative contracts (except foreign exchange contracts) provide for netting across most derivative positions in the event a counterparty defaults on a payment obligation. International Paper currently does not expect any of the counterparties to default on their obligations.

NOTE 14 CAPITAL STOCK

The authorized capital stock at both December 31, 2011 and 2010, consisted of 990,850,000 shares of common stock, $1 par value; 400,000 shares of cumulative $4 preferred stock, without par value (stated value $100 per share); and 8,750,000 shares of serial preferred stock, $1 par value. The serial preferred stock is issuable in one or more series by the Board of Directors without further shareholder action.

The following is a rollforward of shares of common stock for the three years ended December 31, 2011, 2010 and 2009:

	Common Stock
In thousands	Issued	Treasury
Balance at January 1, 2009	433,556	6,058
Issuance of stock for various plans, net	3,466	(3,484)
Repurchase of stock	0	1,288
Balance at December 31, 2009	437,022	3,862
Issuance of stock for various plans, net	1,849	(3,796)
Repurchase of stock	0	1,168
Balance at December 31, 2010	438,871	1,234
Issuance of stock for various plans, net	1	(326)
Repurchase of stock	0	1,013
Balance at December 31, 2011	438,872	1,921

NOTE 15 RETIREMENT PLANS

International Paper sponsors and maintains the Retirement Plan of International Paper Company (the “Pension Plan”), a tax-qualified defined benefit pension plan that provides retirement benefits to substantially all U.S. salaried employees and hourly employees (receiving salaried benefits) hired prior to July 1, 2004, and substantially all other U.S. hourly and union employees who work at a participating business unit regardless of hire date. These employees generally are eligible to participate in the Pension Plan upon attaining 21 years of age and completing one year of eligibility service. U.S. salaried employees and hourly employees (receiving salaried benefits) hired after June 30, 2004 are not eligible to participate in the Pension Plan, but receive a company contribution to their individual savings plan accounts (see “Other U.S. Plans” on page 90). The Pension Plan provides defined pension benefits based on years of credited service and either final average earnings (salaried employees and hourly employees receiving salaried benefits), hourly job rates or specified benefit rates (hourly and union employees).

The Company also has two unfunded nonqualified defined benefit pension plans: a Pension Restoration Plan available to employees hired prior to July 1, 2004 that provides retirement benefits based on eligible compensation in excess of limits set by the Internal Revenue Service, and a supplemental retirement plan for senior managers (SERP), which is an alternative retirement plan for salaried employees who are senior vice presidents and above or who are designated by the chief executive officer as participants. These nonqualified plans are only funded to the extent of benefits paid, which totaled $19 million, $37 million and $35 million in 2011, 2010 and 2009, respectively, and which are expected to be $33 million in 2012.

Many non-U.S. employees are covered by various retirement benefit arrangements, some of which are considered to be defined benefit pension plans for accounting purposes.

OBLIGATIONS AND FUNDED STATUS

The following table shows the changes in the benefit obligation and plan assets for 2011 and 2010, and the plans’ funded status. The U.S. combined benefit obligation as of December 31, 2011 increased by $731 million, principally as a result of a decrease in the discount rate assumption used in computing the estimated benefit obligation. U.S. plan assets decreased by $159 million, reflecting unfavorable investment results and benefit payments offset by a $300 million voluntary contribution in 2011.

	2011		2010
In millions	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans
Change in projected benefit obligation:
Benefit obligation, January 1	$9,824	$183	$9,544	$186
Service cost	121	2	116	3
Interest cost	544	12	541	12
Curtailments	0	0	0	(3)
Settlements	0	(2)	0	(14)
Actuarial loss	692	0	264	11
Acquisitions	0	4	0	0
Plan merger	5	0	0	0
Benefits paid	(631)	(9)	(646)	(7)
Restructuring	0	0	(2)	0
Plan amendments	0	0	7	0
Effect of foreign currency exchange rate movements	0	(7)	0	(5)
Benefit obligation, December 31	$10,555	$183	$9,824	$183
Change in plan assets:
Fair value of plan assets	$8,344	$156	$6,784	$150
Actual return on plan assets	152	4	1,019	21
Company contributions	319	12	1,187	8
Benefits paid	(631)	(9)	(646)	(7)
Settlements	0	(2)	0	(14)
Plan merger	1	0	0	0
Effect of foreign currency exchange rate movements	0	(6)	0	(2)
Fair value of plan assets, December 31	$8,185	$155	$8,344	$156
Funded status, December 31	$(2,370)	$(28)	$(1,480)	$(27)
Amounts recognized in the consolidated balance sheet:
Non-current asset	$0	$11	$0	$13
Current liability	(32)	(2)	(36)	(2)
Non-current liability	(2,338)	(37)	(1,444)	(38)
	$(2,370)	$(28)	$(1,480)	$(27)
Amounts recognized in accumulated other comprehensive income under ASC 715 (pre- tax):
Prior service cost	$156	$0	$183	$0
Net actuarial loss	4,453	10	3,412	1
	$4,609	$10	$3,595	$1

The components of the $1 billion and $9 million increase related to U.S. plans and non-U.S. plans, respectively, in the amounts recognized in OCI during 2011 consisted of:

In millions	U.S. Plans	Non- U.S. Plans
Current year actuarial (gain) loss	$1,253	$8
Amortization of actuarial loss	(212)	0
Current year prior service cost	4	0
Amortization of prior service cost	(31)	0
Settlements	0	1
	$1,014	$9

The accumulated benefit obligation at December 31, 2011 and 2010 was $10.3 billion and $9.6 billion, respectively, for our U.S. defined benefit plans and $171 million at both December 31, 2011 and 2010 for our non-U.S. defined benefit plans.

The following table summarizes information for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2011 and 2010.

	2011		2010
In millions	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Projected benefit obligation	$10,555	$40	$9,824	$42
Accumulated benefit obligation	10,275	33	9,594	34
Fair value of plan assets	8,185	2	8,344	2

ASC 715, “Compensation – Retirement Benefits” provides for delayed recognition of actuarial gains and losses, including amounts arising from changes in the estimated projected plan benefit obligation due to changes in the assumed discount rate, differences between the actual and expected return on plan assets and other assumption changes. These net gains and losses are recognized prospectively over a period that approximates the average remaining service period of active employees expected to receive benefits under the plans (approximately 9 years as of December 31, 2011 for the U.S. plans) to the extent that they are not offset by gains in subsequent years. The estimated net loss and prior service cost that will be amortized from AOCI into net periodic pension cost for the U.S. plans during the next fiscal year are expected to be $303 million and $32 million, respectively.

NET PERIODIC PENSION EXPENSE

Service cost is the actuarial present value of benefits attributed by the plans’ benefit formula to services rendered by employees during the year. Interest cost represents the increase in the projected benefit obligation, which is a discounted amount, due to the passage of time. The expected return on plan assets reflects the computed amount of current-year earnings from the investment of plan assets using an estimated long-term rate of return.

Net periodic pension expense for qualified and nonqualified U.S. defined benefit plans comprised the following:

	2011		2010		2009
In millions	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans
Service cost	$121	$2	$116	$3	$120	$4
Interest cost	544	12	541	12	537	12
Expected return on plan assets	(713)	(12)	(631)	(11)	(634)	(10)
Actuarial loss / (gain)	212	0	174	0	160	(2)
Amortization of prior service cost	31	0	31	0	30	0
Curtailment gain	0	0	0	(2)	0	(1)
Settlement gain	0	(1)	0	(2)	0	0
Net periodic pension expense (a)	$195	$1	231	$0	$213	$3

(a)

Excludes $83.2 million in 2009 of termination benefits, in connection with cost reduction programs and facility rationalizations, that were recorded in Restructuring and other charges in the consolidated statement of operations.

The decrease in 2011 pension expense reflects increased plan assets and higher than expected asset returns in 2010 partially offset by a decrease in the discount rate.

ASSUMPTIONS

International Paper evaluates its actuarial assumptions annually as of December 31 (the measurement date) and considers changes in these long-term factors based upon market conditions and the requirements for employers’ accounting for pensions. These assumptions are used to calculate benefit obligations as of December 31 of the current year and pension expense to be recorded in the following year (i.e., the discount rate used to determine the benefit obligation as of December 31, 2011 was also the discount rate used to determine net pension expense for the 2012 year).

Major actuarial assumptions used in determining the benefit obligations and net periodic pension cost for our defined benefit plans are presented in the following table:

	2011		2010		2009
	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans
Actuarial assumptions used to determine benefit obligations as of December 31
Discount rate	5.10%	5.98%	5.60%	6.01%	5.80%	6.45%
Rate of compensation increase	3.75%	3.12%	3.75%	3.07%	3.75%	4.06%
Actuarial assumptions used to determine net periodic pension cost for years ended December 31
Discount rate	5.60%	6.01%	5.80%	6.45%	6.00%	6.37%
Expected long-term rate of return on plan assets	8.25%	7.79%	8.25%	8.20%	8.25%	8.88%
Rate of compensation increase	3.75%	3.07%	3.75%	4.06%	3.75%	3.81%

The expected long-term rate of return on plan assets is based on projected rates of return for current and planned asset classes in the plan’s investment portfolio. Projected rates of return are developed through an asset/liability study in which projected returns for each of the plan’s asset classes are determined after analyzing historical experience and future expectations of returns and volatility of the various asset classes. Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio is developed considering the effects of active portfolio management and expenses paid from plan assets. The discount rate assumption was determined from a universe of high quality corporate bonds. A settlement portfolio is selected and matched to the present value of the plan’s projected benefit payments. To calculate pension expense for 2012, the Company will use an expected long-term rate of return on plan assets of 8.00%, a discount rate of 5.10% and an assumed rate of compensation increase of 3.75%. The Company estimates that it will record net pension expense of approximately $315 million for its U.S. defined benefit plans in 2012, with the increase from expense of $195 million in 2011 reflecting lower than expected asset returns in 2011 and a decrease in the discount rate and return on asset assumptions.

For non-U.S. pension plans, assumptions reflect economic assumptions applicable to each country.

The following illustrates the effect on pension expense for 2012 of a 25 basis point decrease in the above assumptions:

In millions	2012
Expense/(Income):
Discount rate	$27
Expected long-term rate of return on plan assets	21
Rate of compensation increase	(5)

PLAN ASSETS

International Paper’s Board of Directors has appointed a Fiduciary Review Committee that is responsible for fiduciary oversight of the U.S. Pension Plan, approving investment policy and reviewing the management and control of plan assets. Pension Plan assets are invested to maximize returns within prudent levels of risk. The Pension Plan maintains a strategic asset allocation policy that designates target allocations by asset class. Investments are diversified across classes and within each class to minimize the risk of large losses. Derivatives, including swaps, forward and futures contracts, may be used as asset class substitutes or for hedging or other risk management purposes. Periodic reviews are made of investment policy objectives and investment manager performance. For non-U.S. plans, assets consist principally of common stock and fixed income securities.

International Paper’s U.S. pension allocations by type of fund at December 31, and target allocations were as follows:

Asset Class	2011	2010	Target Allocations
Equity accounts	43%	49%	40% - 51%
Fixed income accounts	34%	31%	30% - 40%
Real estate accounts	11%	8%	7% - 13%
Other	12%	12%	9% - 18%
Total	100%	100%

The fair values of International Paper’s pension plan assets at December 31, 2011 and 2010 by asset class are shown below. Plan assets included an immaterial amount of International Paper common stock at December 31, 2011 and 2010. Hedge funds disclosed in the following table are allocated equally between equity and fixed income accounts for target allocation purposes. Cash and cash equivalent portfolios are allocated to the types of account from which they originated. Commodities were transferred from significant unobservable inputs (Level 3) in 2010 to significant observable inputs (Level 2) in 2011 because the investments can be withdrawn in the near term at their net asset value.

Fair Value Measurement at December 31, 2011
Asset Class	Total	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
In millions
Equities – domestic	$1,889	$1,130	$758	$1
Equities – international	1,231	959	272	0
Common collective funds – fixed income	293		293	0
Corporate bonds	744	0	744	0
Government securities	983	0	983	0
Mortgage backed securities	124	0	124	0
Other fixed income	25	0	16	9
Commodities	213	0	213	0
Hedge funds	699	0	0	699
Private equity	473	0	0	473
Real estate	872	0	0	872
Derivatives	303	0	0	303
Cash and cash equivalents	336	2	334	0
Total Investments	$8,185	$2,091	$3,737	$2,357

Fair Value Measurement at December 31, 2010
Asset Class	Total	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
In millions
Equities – domestic	$1,921	$860	$1,057	$4
Equities – international	1,317	1,005	312	0
Common collective funds – fixed income	305	0	291	14
Corporate bonds	817	0	817	0
Government securities	936	0	936	0
Mortgage backed securities	194	0	194	0
Other fixed income	30	0	25	5
Commodities	264	0	30	234
Hedge funds	681	0	19	662
Private equity	415	0	0	415
Real estate	650	0	0	650
Derivatives	349	10	1	338
Cash and cash equivalents	465	5	460	0
Total Investments	$8,344	$1,880	$4,142	$2,322

Equity securities consist primarily of publicly traded U.S. companies and international companies and common collective funds. Publicly traded equities are valued at the closing prices reported in the active market in which the individual securities are traded. Common collective funds are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

Fixed income consists of corporate bonds, government securities, and common collective funds. Government securities are valued by third-party pricing sources. Mortgage backed security holdings consist primarily of agency-rated holdings. The fair value estimates for mortgage securities are calculated by third-party pricing sources chosen by the custodian’s price matrix. Corporate bonds are valued using either the yields currently available on comparable securities of issuers with similar credit ratings or using a discounted cash flows approach that utilizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks. Common collective funds are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

Commodities consist of commodity-linked notes and commodity-linked derivatives. Commodities are valued at closing prices determined by calculation agents for outstanding transactions.

Hedge funds are investment structures for managing private, loosely-regulated investment pools that can pursue a diverse array of investment strategies with a wide range of different securities and derivative instruments. These investments are made through funds-of-funds (commingled, multi-manager fund structures) and through direct investments in individual hedge funds. Hedge funds are primarily valued by each fund’s third party administrator based upon the valuation of the underlying securities and instruments and primarily by applying a market or income valuation methodology as appropriate depending on the specific type of security or instrument held. Funds-of-funds are valued based upon the net asset values of the underlying investments in hedge funds.

Private equity consists of interests in partnerships that invest in U.S. and non-U.S. debt and equity securities. Partnership interests are valued using the most recent general partner statement of fair value, updated for any subsequent partnership interest cash flows.

Real estate includes commercial properties, land and timberland, and generally includes, but is not limited to, retail, office, industrial, multifamily and hotel properties. Real estate fund values are primarily reported by the fund manager and are based on valuation of the underlying investments which include inputs such as cost, discounted cash flows, independent appraisals and market based comparable data.

Derivative investments such as futures, forward contracts, options, and swaps are used to help manage risks. Derivatives are generally employed as asset class substitutes (such as when employed within a portable alpha strategy), for managing asset/liability mismatches, or bona fide hedging or other appropriate risk management purposes. Derivative instruments are generally valued by the investment managers or in certain instances by third party pricing sources.

The fair value measurements using significant unobservable inputs (Level 3) at December 31, 2011 are as follows:

Fair Value Measurements Using Significant

Unobservable Inputs (Level 3)

In millions	Equities- Domestic	Fixed Income Common Collective Funds	Other Fixed Income	Comm- odities	Hedge Funds	Private Equity	Real Estate	Deriv- atives	Total
Beginning balance at December 31, 2010	$4	$14	$5	$234	$662	$415	$650	$338	$2,322
Actual return on plan assets:
Relating to assets still held at the reporting date	0	(3)	0	(11)	(4)	11	57	27	77
Relating to assets sold during the period	0	3	0	1	15	(6)	0	44	57
Purchases, sales and settlements	0	(14)	1	(27)	7	53	165	(107)	78
Transfers in and/or out of Level 3	(3)	0	3	(197)	19	0	0	1	(177)
Ending balance at December 31, 2011	$1	$0	$9	$0	$699	$473	$872	$303	$2,357

FUNDING AND CASH FLOWS

The Company’s funding policy for the Pension Plan is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that the Company may determine to be appropriate considering the funded status of the plans, tax deductibility, cash flow generated by the Company, and other factors. The Company continually reassesses the amount and timing of any discretionary contributions. Voluntary contributions totaling $300 million and $1.15 billion were made by the Company in 2011 and 2010, respectively. No contributions were made in 2009. Generally, International Paper’s non-U.S. pension plans are funded using the projected benefit as a target, except in certain countries where funding of benefit plans is not required.

At December 31, 2011, projected future pension benefit payments, excluding any termination benefits, were as follows:

In millions
2012	$641
2013	637
2014	641
2015	649
2016	657
2017 – 2021	3,444

OTHER U.S. PLANS

International Paper sponsors the International Paper Company Salaried Savings Plan and the International Paper Company Hourly Savings Plan, both of which are tax-qualified defined contribution 401(k) savings plans. Substantially all U.S. salaried and certain hourly employees are eligible to participate and may make elective deferrals to such plans to save for retirement. International Paper makes matching contributions to participant accounts on a specified percentage of employee deferrals as determined by the provisions of each plan. For eligible employees hired after June 30, 2004, the Company makes Retirement Savings Account contributions equal to a percentage of an eligible employee’s pay. From February 1, 2009 to December 31, 2010, matching contributions to the International Paper Salaried Savings Plan were made in Company stock. Beginning in January 2011, matching contributions to the International Paper Salaried Savings Plan were again made in the form of cash contributions.

The Company also sponsors the International Paper Company Deferred Compensation Savings Plan, which is an unfunded nonqualified defined contribution plan. This plan permits eligible employees to continue to make deferrals and receive company matching contributions when their contributions to the International Paper Salaried Savings Plan are stopped due to limitations under U.S. tax law. Participant deferrals and company matching contributions are not invested in a separate trust, but are paid directly from International Paper’s general assets at the time benefits become due and payable.

Company matching contributions to the plans totaled approximately $83 million, $87 million and $121 million for the plan years ending in 2011, 2010 and 2009, respectively.

NOTE 16 POSTRETIREMENT BENEFITS

U.S. POSTRETIREMENT BENEFITS

International Paper provides certain retiree health care and life insurance benefits covering certain U.S. salaried and hourly employees. These employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. Excluded from company-provided medical benefits are salaried employees whose age plus years of employment with the Company totaled less than 60 as of January 1, 2004. International Paper does not fund these benefits prior to payment and has the right to modify or terminate certain of these plans in the future.

The components of postretirement benefit expense in 2011, 2010 and 2009, were as follows:

In millions	2011	2010	2009
Service cost	$2	$2	$2
Interest cost	21	23	31
Actuarial loss	9	12	23
Amortization of prior service credits	(25)	(31)	(29)
Net postretirement benefit expense (a)	$7	$6	$27

(a)

Excludes $2.8 million of termination benefits in 2009 related to cost reduction programs and facility rationalizations that were recorded in Restructuring and other charges in the consolidated statement of operations.

International Paper evaluates its actuarial assumptions annually as of December 31 (the measurement date) and considers changes in these long-term factors based upon market conditions and the requirements of employers’ accounting for postretirement benefits other than pensions.

The discount rates used to determine net cost for the years ended December 31, 2011, 2010 and 2009 were as follows:

	2011	2010	2009
Discount rate	5.30%	5.40%	5.90%

The weighted average assumptions used to determine the benefit obligation at December 31, 2011 and 2010 were as follows:

	2011	2010
Discount rate	4.80%	5.30%
Health care cost trend rate assumed for next year	8.00%	8.50%
Rate that the cost trend rate gradually declines to	5.00%	5.00%
Year that the rate reaches the rate it is assumed to remain	2017	2017

A 1% increase in the assumed annual health care cost trend rate would have increased the accumulated postretirement benefit obligation at December 31, 2011 by approximately $14 million. A 1% decrease in the annual trend rate would have decreased the accumulated postretirement benefit obligation at December 31, 2011 by approximately $12 million. The effect on net postretirement benefit cost from a 1% increase or decrease would be approximately $1 million.

The plan is only funded in an amount equal to benefits paid. The following table presents the changes in benefit obligation and plan assets for 2011 and 2010:

In millions	2011	2010
Change in projected benefit obligation:
Benefit obligation, January 1	$425	$473
Service cost	2	2
Interest cost	21	23
Participants’ contributions	46	48
Actuarial (gain) loss	29	(21)
Benefits paid	(108)	(110)
Less: Federal subsidy	10	10
Benefit obligation, December 31	$425	$425
Change in plan assets:
Fair value of plan assets, January 1	$0	$0
Company contributions	62	62
Participants’ contributions	46	48
Benefits paid	(108)	(110)
Fair value of plan assets, December 31	$0	$0
Funded status, December 31	$(425)	$(425)
Amounts recognized in the consolidated balance sheet under ASC 715:
Current liability	$(43)	$(48)
Non-current liability	(382)	(377)
	$(425)	$(425)
Amounts recognized in accumulated other comprehensive income under ASC 715 (pre-tax):
Net actuarial loss	$81	$66
Prior service credit	(35)	(60)
	$46	$6

The non-current portion of the liability is included with the postemployment liability in the accompanying consolidated balance sheet under Postretirement and postemployment benefit obligation.

The components of the $40 million increase in the amounts recognized in OCI during 2011 consisted of:

In millions
Current year actuarial loss	$24
Amortization of actuarial loss	(9)
Amortization of prior service credit	25
$40

The portion of the change in the funded status that was recognized in either net periodic benefit cost or OCI was $47 million, $5 million and $(70) million in 2011, 2010 and 2009, respectively.

The estimated amounts of net loss and prior service credit that will be amortized from OCI into net postretirement benefit cost in 2012 are expected to be $9 million and $(21) million, respectively.

At December 31, 2011, estimated total future postretirement benefit payments, net of participant contributions and estimated future Medicare Part D subsidy receipts, were as follows:

In millions	Benefit Payments	Subsidy Receipts
2012	$55	$11
2013	52	11
2014	49	9
2015	47	9
2016	44	7
2017 – 2021	189	32

NON-U.S. POSTRETIREMENT BENEFITS

In addition to the U.S. plan, certain Canadian, Brazilian and Moroccan employees are eligible for retiree health care and life insurance benefits. Net postretirement benefit cost for our non-U.S. plans was $2 million for 2011, $1 million for 2010 and $3 million for 2009. The benefit obligation for these plans was $23 million in 2011, $24 million in 2010 and $18 million in 2009.

NOTE 17 INCENTIVE PLANS

International Paper currently has an Incentive Compensation Plan (ICP) which, upon the approval by the Company’s shareholders in May 2009, replaced the Company’s Long-Term Incentive Compensation Plan (LTICP). The ICP authorizes grants of restricted stock, restricted or deferred stock units, performance awards payable in cash or stock upon the attainment of specified performance goals, dividend equivalents, stock options, stock appreciation rights, other stock-based awards, and cash-based awards at the discretion of the Management Development and Compensation Committee of the Board of Directors (the Committee) that administers the ICP. Additionally, stock appreciation rights (SAR’s) have been awarded to employees of a non-U.S. subsidiary, with 0 and 3,070 rights outstanding at December 31, 2011 and 2010, respectively. Restricted stock units (RSU’s) were also awarded to certain non-U.S. employees with 350 and 26,150 units outstanding at December 31, 2011 and 2010, respectively. Additionally, restricted stock, which may be deferred into RSU’s, may be awarded under a Restricted Stock and Deferred Compensation Plan for Non-Employee Directors.

STOCK OPTION PROGRAM

International Paper accounts for stock options in accordance with guidance under ASC 718,

“Compensation – Stock Compensation.” Compensation expense is recorded over the related service period based on the grant-date fair market value. Since all outstanding options were vested as of July 14, 2005, only replacement option grants are expensed. No replacement options were granted in 2009, 2010 or 2011.

During each reporting period, diluted earnings per share is calculated by assuming that “in-the-money” options are exercised and the exercise proceeds are used to repurchase shares in the marketplace. When options are actually exercised, option proceeds are credited to equity and issued shares are included in the computation of earnings per common share, with no effect on reported earnings. Equity is also increased by the tax benefit that International Paper will receive in its tax return for income reported by the optionees in their individual tax returns.

Under the program, upon exercise of an option, a replacement option may be granted under certain circumstances with an exercise price equal to the market price at the time of exercise and with a term extending to the expiration date of the original option.

The Company has discontinued the issuance of stock options for all eligible U.S. and non-U.S. employees. In the United States, the stock option program was replaced with a performance-based restricted share program to more closely tie long-term incentive compensation to Company performance on two key performance drivers: return on investment (ROI) and total shareholder return (TSR).

The following summarizes the status of the Stock Option Program and the changes during the three years ending December 31, 2011:

	Options (a,b)	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Aggregate Intrinsic Value (thousands)
Outstanding at December 31, 2008	25,093,122	$39.68	3.66	$0
Forfeited	(558,470)	44.40
Expired	(2,317,595)	42.74
Outstanding at December 31, 2009	22,217,057	39.24	2.73	0
Forfeited	(43,068)	34.36
Expired	(3,928,736)	46.29
Outstanding at December 31, 2010	18,245,253	37.73	2.30	0
Exercised	(1,850)	32.54
Forfeited	(21,070)	35.21
Expired	(2,665,547)	35.45
Outstanding at December 31, 2011	15,556,786	$38.13	1.55	$0

(a)

The table does not include Continuity Award tandem stock options described below. No fair market value is assigned to these options under ASC 718. The tandem restricted shares accompanying these options are expensed over their vesting period.

(b)	The table includes options outstanding under an acquired company plan under which options may no longer be granted.

PERFORMANCE SHARE PLAN

Under the Performance Share Plan (PSP), contingent awards of International Paper common stock are granted by the Committee. The PSP awards are earned over a three-year period. One-fourth of the award is earned during each twelve-month period, with the final one-fourth segment earned over the full three-year period. PSP awards are earned based on the achievement of defined performance rankings of ROI and TSR compared to ROI and TSR peer groups of companies. Awards are weighted 75% for ROI and 25% for TSR for all participants except for officers for whom the awards are weighted 50% for ROI and 50% for TSR. The ROI component of the PSP awards is valued at the closing stock price on the day prior to the grant date. As the ROI component contains a performance condition, compensation expense, net of estimated forfeitures, is recorded over the requisite service period based on the most probable number of awards expected to vest. The TSR component of the PSP awards is valued using a Monte Carlo simulation as the TSR component contains a market condition. The Monte Carlo simulation estimates the fair value of the TSR component based on the expected term of the award, a risk-free rate, expected dividends, and the expected volatility for the Company and its competitors. The expected term is estimated based on the vesting period of the awards, the risk-free rate is based on the yield on U.S. Treasury securities matching the vesting period, the expected dividends are assumed to be zero for all companies, and the volatility is based on the Company’s historical volatility over the expected term.

Beginning with the 2011 PSP, grants are made in performance-based restricted stock units (PSU’s). The PSP will continue to be paid in unrestricted shares of Company stock.

PSP awards issued to certain members of senior management are accounted for as liability awards, which are remeasured at fair value at each balance sheet date. The valuation of these PSP liability awards is computed based on the same methodology as the PSP equity awards.

The following table sets forth the assumptions used to determine compensation cost for the market condition component of the PSP plan:

Twelve Months Ended December 31, 2011
Expected volatility	34.35% - 62.58%
Risk-free interest rate	0.12% - 0.99%

The following summarizes PSP activity for the three years ending December 31, 2011:

	Shares/ Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2008	6,254,256	$32.69
Granted	4,102,197	19.10
Shares issued	(3,576,109)	33.21
Forfeited	(714,294)	23.41
Outstanding at December 31, 2009	6,066,050	24.28
Granted	3,842,626	28.93
Shares issued	(2,807,388)	33.25
Forfeited	(288,694)	21.83
Outstanding at December 31, 2010	6,812,594	23.31
Granted	4,314,376	28.04
Shares issued (a)	(2,565,971)	32.43
Forfeited	(500,940)	25.07
Outstanding at December 31, 2011	8,060,059	$22.83
(a)	Includes 187,460 shares/units related to retirements or terminations that are held for payout until the end of the performance period.

EXECUTIVE CONTINUITY AND RESTRICTED STOCK AWARD PROGRAMS

The Executive Continuity Award program provides for the granting of tandem awards of restricted stock and/or nonqualified stock options to key executives. Grants are restricted and awards conditioned on attainment of a specified age. The awarding of a tandem stock option results in the cancellation of the related restricted shares.

The service-based Restricted Stock Award program (RSA), designed for recruitment, retention and special recognition purposes, also provides for awards of restricted stock to key employees.

The following summarizes the activity of the Executive Continuity Award program and RSA program for the three years ending December 31, 2011:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2008	102,000	$35.11
Granted	5,000	11.80
Shares issued	(4,000)	28.74
Forfeited	(20,000)	35.49
Outstanding at December 31, 2009	83,000	33.93
Granted	177,000	25.63
Shares issued	(92,500)	30.69
Outstanding at December 31, 2010	167,500	26.95
Granted	21,500	27.01
Shares issued	(55,083)	24.84
Forfeited	(5,000)	26.78
Outstanding at December 31, 2011	128,917	$27.86

At December 31, 2011, 2010 and 2009 a total of 18.6 million, 18.8 million and 17.4 million shares, respectively, were available for grant under the ICP.

Stock-based compensation expense and related income tax benefits were as follows:

In millions	2011	2010	2009
Total stock-based compensation expense (included in selling and administrative expense)	$84	$73	$100
Income tax benefits related to stock-based compensation	$87	$75	$28

At December 31, 2011, $86.3 million of compensation cost, net of estimated forfeitures, related to unvested restricted performance shares, executive continuity awards and restricted stock attributable to future performance had not yet been recognized. This amount will be recognized in expense over a weighted-average period of 1.5 years.

NOTE 18 FINANCIAL INFORMATION BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

International Paper’s industry segments, Industrial Packaging, Printing Papers, Consumer Packaging and Distribution Businesses, are consistent with the internal structure used to manage these businesses. Beginning on January 1, 2011, the Forest Products Business is no longer being reported by the Company as a separate industry segment due to the immateriality of the results of the remaining business on the Company’s consolidated financial statements. All segments are differentiated on a common product, common customer basis consistent with the business segmentation generally used in the Forest Products industry.

For management purposes, International Paper reports the operating performance of each business based on earnings before interest and income taxes (EBIT). Intersegment sales and transfers are recorded at current market prices.

External sales by major product is determined by aggregating sales from each segment based on similar products or services. External sales are defined as those that are made to parties outside International Paper’s consolidated group, whereas sales by segment in the Net Sales table are determined using a management approach and include intersegment sales.

The Company also holds a 50% interest in Ilim that is a separate reportable industry segment. The Company recorded equity earnings, net of taxes, of $134 million and $102 million in 2011 and 2010, respectively, and equity losses, net of taxes, of $27 million in 2009 for Ilim.

INFORMATION BY INDUSTRY SEGMENT

Net Sales

In millions	2011	2010	2009
Industrial Packaging	$10,430	$9,840	$8,890
Printing Papers	6,215	5,940	5,680
Consumer Packaging	3,710	3,400	3,060
Distribution	6,630	6,735	6,525
Forest Products	0	220	45
Corporate and Intersegment Sales	(951)	(956)	(834)
Net Sales	$26,034	$25,179	$23,366

Operating Profit

In millions	2011	2010	2009
Industrial Packaging	$1,147	$826	$761
Printing Papers	872	481	1,091
Consumer Packaging	163	207	433
Distribution	34	78	50
Forest Products	0	94	25
Operating Profit	2,216	1,686	2,360
Interest expense, net	(541)	(608)	(669)
Noncontrolling interests / equity earnings adjustment (a)	10	15	23
Corporate items, net	(145)	(226)	(181)
Restructuring and other charges	(82)	(70)	(333)
Net gains (losses) on sales and impairments of businesses	0	25	(1)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$1,458	$822	$1,199

Restructuring and Other Charges

In millions	2011	2010	2009
Industrial Packaging	$20	$19	$684
Printing Papers	(24)	315	257
Consumer Packaging	2	8	74
Distribution	49	0	5
Corporate	55	52	333
Restructuring and Other Charges	$102	$394	$1,353

Assets

In millions	2011	2010
Industrial Packaging	$9,433	$9,353
Printing Papers	7,311	7,449
Consumer Packaging	3,086	3,025
Distribution	1,718	1,761
Forest Products	0	627
Corporate and other (b)	5,470	3,194
Assets	$27,018	$25,409

Capital Spending

In millions	2011	2010	2009
Industrial Packaging	$426	$301	$183
Printing Papers	364	283	218
Consumer Packaging	310	159	126
Distribution	8	5	6
Forest Products	0	3	1
Subtotal	1,108	751	534
Corporate and other	51	24	0
Total from Continuing Operations	$1,159	$775	$534

Depreciation, Amortization and Cost of Timber Harvested (c)

In millions	2011	2010	2009
Industrial Packaging	$513	$597	$678
Printing Papers	486	479	447
Consumer Packaging	217	228	210
Distribution	14	13	14
Forest Products	0	5	6
Corporate	102	134	117
Depreciation and Amortization	$1,332	$1,456	$1,472

External Sales By Major Product

In millions	2011	2010	2009
Industrial Packaging	$10,376	$9,812	$8,813
Printing Papers	5,510	5,220	5,114
Consumer Packaging	3,577	3,241	2,911
Distribution	6,571	6,683	6,486
Forest Products	0	223	42
Net Sales	$26,034	$25,179	$23,366

INFORMATION BY GEOGRAPHIC AREA

Net Sales (d)

In millions	2011	2010	2009
United States (e)	$19,434	$19,501	$18,355
Europe	3,183	2,839	2,716
Pacific Rim and Asia	1,807	1,377	1,002
Americas, other than U.S.	1,610	1,462	1,293
Net Sales	$26,034	$25,179	$23,366

Long-Lived Assets (f)

In millions	2011	2010
United States	$8,536	$8,866
Europe	936	1,047
Pacific Rim and Asia	855	468
Americas, other than U.S.	1,871	2,162
Corporate	279	206
Long-Lived Assets	$12,477	$12,749

(a)

Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly-owned. The pre-tax noncontrolling interests and equity earnings for these subsidiaries is added here to present consolidated earnings from continuing operations before income taxes and equity earnings.

(b)	Includes corporate assets and assets of businesses held for sale.
(c)	Excludes accelerated depreciation related to closure of mills.
(d)	Net sales are attributed to countries based on the location of the seller.
(e)	Export sales to unaffiliated customers were $2.1 billion in 2011, $1.8 billion in 2010 and $1.4 billion in 2009.
(f)	Long-Lived Assets includes Forestlands and Plants, Properties and Equipment, net.

INTERIM FINANCIAL RESULTS (UNAUDITED)

In millions, except per share amounts and stock prices	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Year
2011
Net sales	$6,387		$6,648		$6,632		$6,367		$26,034
Gross margin (a)	1,762		1,768		1,839		1,705		7,074
Earnings (loss) from continuing operations before income taxes and equity earnings	368	(b)	293	(e)	381	(f)	416	(h)	1,458	(b,e,f,h)
Gain from discontinued operations	49	(c)	0		0		0		49	(c)
Net earnings (loss) attributable to International Paper Company	354	(b-d)	219	(e)	468	(f,g)	281	(h,i)	1,322	(b-i)
Basic earnings (loss) per share attributable to International Paper Company common shareholders:
Earnings (loss) from continuing operations	$0.71	(b,d)	$0.51	(e)	$1.08	(f,g)	$0.65	(h,i)	$2.95	(b,d,e,f,g,h,i)
Gain from discontinued operations	0.11	(c)	0		0		0		0.11	(c)
Net earnings (loss)	0.82	(b-d)	0.51	(e)	1.08	(f,g)	0.65	(h,i)	3.06	(b-i)
Diluted earnings (loss) per share attributable to International Paper Company common shareholders:
Earnings (loss) from continuing operations	0.70	(b,d)	0.51	(e)	1.08	(f,g)	0.65	(h,i)	2.92	(b,d,e,f,g,h,i)
Gain from discontinued operations	0.11	(c)	0		0		0		0.11	(c)
Net earnings (loss)	0.81	(b-d)	0.51	(e)	1.08	(f,g)	0.65	(h,i)	3.03	(b-i)
Dividends per share of common stock	0.1875		0.2625		0.2625		0.2625		0.975
Common stock prices
High	$30.44		$33.01		$31.57		$29.85		$33.01
Low	24.88		26.25		22.90		21.55		21.55

2010
Net sales	$5,807		$6,121		$6,720		$6,531		$25,179
Gross margin (a)	1,343		1,631		1,962		1,761		6,697
Earnings (loss) from continuing operations before income taxes and equity earnings	(175	)(j)	118	(l)	547		332	(m)	822	(j,l,m)
Net earnings (loss) attributable to International Paper Company	(154	)(j,k)	110	(l)	405		330	(m,n)	691	(j-n)
Basic earnings (loss) per share attributable to International Paper Company common shareholders	$(0.36	)(j,k)	$0.26	(l)	$0.94		$0.77	(m,n)	$1.61	(j-n)
Diluted earnings (loss) per share attributable to International Paper Company common shareholders	(0.36	)(j,k)	0.25	(l)	0.93		0.76	(m,n)	1.59	(j-n)
Dividends per share of common stock	0.025		0.125		0.125		0.125		0.400
Common stock prices
High	$28.61		$29.25		$25.79		$27.50		$29.25
Low	21.66		20.50		19.33		21.44		19.33

Note: Since basic and diluted earnings per share are computed independently for each period and category, full year per share amounts may not equal the sum of the four quarters.

Footnotes to Interim Financial Results

(a)	Gross margin represents net sales less cost of products sold, excluding depreciation, amortization and cost of timber harvested.

(b)

Includes a pre-tax charge of $32 million ($19 million after taxes) for early debt extinguishment costs, a pre-tax charge of $7 million ($4 million after taxes) for costs associated with the restructuring of the Company’s xpedx operations, and a charge of $8 million (before and after taxes) for asset impairment costs associated with the Inverurie, Scotland mill which was closed in 2009.

(c)

Includes a pre-tax gain of $50 million ($30 million after taxes) for an earnout provision related to the sale of the Company’s Kraft Papers business completed in January 2007. Also, the Company sold its Brazilian Coated Paper business in the third quarter 2006. Local country tax contingency reserves were included in the business’ operating results in 2005 and 2006 for which the related statute of limitations has expired. The reserves were reversed and a tax benefit of $15 million plus associated interest income of $6 million ($4 million after taxes) was recorded.

(d)	Includes a gain of $7 million (before and after taxes) related to a bargain price adjustment on an acquisition by our joint venture in Turkey.

(e)

Includes a pre-tax charge of $27 million ($17 million after taxes) for an environmental reserve related to the Company’s property in Cass Lake, Minnesota, a pre-tax gain of $21 million ($13 million after taxes) related to the reversal of environmental reserves due to the announced repurposing of a portion of the Franklin mill, a pre-tax charge of $10 million ($6 million after taxes) for costs associated with the restructuring of the Company’s xpedx operations, and a pre-tax charge of $129 million ($104 million after taxes) for a fixed-asset impairment of the North American Shorewood business.

(f)	Includes a pre-tax charge of $16 million ($10 million after taxes) for costs associated with the acquisition of a majority share of Andhra

Pradesh Paper Mills Limited in India, a pre-tax charge of $18 million ($13 million after taxes) for costs associated with the restructuring of the Company’s xpedx operations, a pre-tax charge of $8 million ($5 million after taxes) for costs associated with signing an agreement to acquire Temple-Inland, a pre-tax charge of $6 million ($4 million after taxes) for costs associated with the sale of the Company’s Shorewood operations, and a pre-tax charge of $82 million (a gain of $140 million after taxes) to reduce the carrying value of the Shorewood business based on the terms of the definitive agreement to sell this business.

(g)

Includes a tax benefit of $222 million related to the reduction of the carrying value of the Shorewood business and the write-off of a deferred tax liability associated with Shorewood, and noncontrolling interest income of $8 million (before and after taxes) associated with the fixed asset impairment of Shorewood Mexico.

(h)

Includes a pre-tax charge of $17 million ($13 million after taxes) for an inventory write-off, severance and other costs associated with the restructuring of the Company’s xpedx operations, a pre-tax charge of $12 million ($7 million after taxes) for costs associated with the signing of an agreement to acquire Temple-Inland, a pre-tax gain of $4 million ($3 million after taxes) for an adjustment to the previously recorded loss to reduce the carrying value of the Company’s Shorewood business, a charge of $3 million (before and after taxes) for asset impairment charges at our Inverurie, Scotland mill which was closed in 2009, and a gain of $6 million for interest associated with a tax claim.

(i)

Includes a $24 million expense related to internal restructurings, a $9 million expense for costs associated with our acquisition of a majority interest in Andhra Pradesh Paper Mills Limited, a $13 million tax benefit related to the release of a deferred tax asset valuation allowance, and a $2 million expense for other items.

(j)	Includes a pre-tax charge of $204 million ($124 million after taxes) for shutdown costs related to the Franklin, Virginia mill (including $190 million of accelerated depreciation).

(k)	Includes after-tax charges of $14 million and $32 million for tax adjustments related to incentive compensation and postretirement prescription drug coverage, respectively.

(l)

Includes a pre-tax charge of $111 million ($68 million after taxes) for shutdown costs related to the Franklin, Virginia mill (including $46 million of accelerated depreciation and $36 million of environmental closure costs), a pre-tax charge of $18 million ($11 million after taxes) for early debt extinguishment costs, and a pre-tax charge of $11 million ($7 million after taxes) for an Ohio Commercial Activity tax adjustment.

(m)

Includes a pre-tax charge of $18 million ($11 million after taxes) for an environmental reserve related to the Company’s property in Cass Lake, Minnesota, a pre-tax charge of $7 million ($4 million after taxes) for closure costs related to the Bellevue, Washington container plant, a pre-tax charge of $13 million ($8 million after taxes) for early debt extinguishment costs, a pre-tax charge of $5 million ($3 million after taxes) for severance and benefit costs associated with the Company’s S&A reduction initiative, a pre-tax charge of $4 million ($3 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations, and a pre-tax gain of $25 million ($15 million after taxes) related to the partial redemption of the Company’s interest in Arizona Chemical.

(n)	Includes a tax benefit of $40 million related to cellulosic bio-fuel tax credits.